UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials under 240.14a-12

CARDLYTICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2024

Dear Stockholder:

You are cordially invited to attend this year's Annual Meeting of Stockholders of Cardlytics on May 23, 2024, at 2:00 p.m. Eastern Time.

We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On or about April 12, 2024, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2023 (the "2023 Annual Report"), over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you elect to receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2023 Annual Report and proxy card will be enclosed. If you receive your proxy materials via email, the email will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote by either marking, signing and returning a proxy card or using telephone or Internet voting. For specific instructions on voting, please refer to the instructions on your proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Karim Temsamani
Chief Executive Officer

CARDLYTICS, INC.
675 Ponce de Leon Ave. NE, Suite 4100
Atlanta, Georgia 30308
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 23, 2024
Dear Stockholder:
The Annual Meeting of Stockholders (the "Annual Meeting") of Cardlytics, Inc. (the "Company") will be held at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308, on Thursday, May 23, 2024 at 2:00 p.m. Eastern Time for the following purposes:
1.To elect the Board of Directors' two nominees for Class III director, Andre Fernandez and Liane Hornsey, to hold office until the 2027 Annual Meeting.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2024.
3.To approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 26, 2024. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,

Nick Lynton
Secretary

Atlanta, Georgia
April 12, 2024

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission's notice and access rules. On or about April 12, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2024 Proxy Statement and 2023 Annual Report on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice or, if you elected to receive printed proxy materials by mail, your proxy card to vote by one of the following methods: 1) over the Internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CARDLYTICS, INC.
PROXY STATEMENT

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2024
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because the Board of Directors of Cardlytics, Inc. ("we," "our," "us," the "Company," or "Cardlytics") is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 12, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Thursday, May 23, 2024 at 2:00 p.m. Eastern Time at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 26, 2024 will be entitled to vote at the Annual Meeting. On this record date, there were 48,173,734 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 26, 2024 your shares were registered directly in your name with Cardlytics' transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 26, 2024 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal No. 1 - Election of the Board of Directors' two nominees for Class III director, Andre Fernandez and Liane Hornsey, to hold office until the 2027 Annual Meeting;
•Proposal No. 2 - Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024; and
•Proposal No. 3 - Approval, on an advisory basis, of the compensation of our Named Executive Officers.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
For Proposal No. 1, you may either vote "For All" the nominees to the Board of Directors, you may "Withhold All" of your votes for the nominees, or you may vote "For All Except" any nominee(s) you specify. For Proposals No. 2 and No. 3, you may vote "For," "Against" or "Abstain" from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.
•To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
•To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 22, 2024 to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 22, 2024 to be counted.
•To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by May 22, 2024.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 26, 2024.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to applicable stock exchange rules, the particular proposal is deemed to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to "routine" matters, but not with respect to "non-routine" matters. Under applicable rules and interpretations, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any stockholder advisory votes on Named Executive Officer compensation and on the frequency of future stockholder advisory votes on Named Executive Officer compensation) and certain corporate governance proposals, even if management-supported. Accordingly, in the absence of your instruction, your broker or nominee may not vote your shares on Proposals No. 1 and No. 3, but may vote your shares on Proposal No. 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For All" the election of nominees for director, "For" the ratification of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2024 and "For" the advisory approval of the compensation of our Named Executive Officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all the Notices to ensure that all your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Cardlytics' Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
When are stockholder proposals and director nominations due for next year's Annual Meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 13, 2024 to our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308. If you wish to nominate an individual for election or bring business other than through a stockholder proposal before the Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 23, 2025 and February 22, 2025. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Exchange Act Rule 14a-19(b).
If you propose to bring business before an Annual Meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Annual Meeting, and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement whether the person, if elected, intends to tender, promptly following the person's failure to receive the required vote for election or re-election at the next meeting at which the person would face election or re-election, an irrevocable resignation effective upon acceptance of the resignation by the Board of Directors, and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1, filed with the SEC on January 12, 2018.

What are "broker non-votes"?
As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Two nominees receiving the most "For" votes.	Not applicable	No effect
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024	"For" votes from holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	Against	Brokers have discretion to vote (1)
3	Advisory vote to approve the compensation of our Named Executive Officers	"For" votes from holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	Against	No effect
(1)This proposal is considered a "routine" matter. Accordingly, if you hold your shares in "street name" and do not provide voting instructions to the broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under New York Stock Exchange rules to vote your shares on this proposal. We do not expect there to be broker-non votes on this matter.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 48,173,734 shares outstanding and entitled to vote. Thus, the holders of 24,086,868 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has nine members. The size of our Board of Directors increased to nine directors from eight directors on April 9, 2024, when the Board of Directors increased the size by one and appointed Liane Hornsey to our Board of Directors to fill the resulting vacancy. Each class consists, as closely as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.
There are four directors in the class whose term of office expires in 2024: Andre Fernandez, Aimée Lapic, Jessica Jensen and Liane Hornsey. Two of these directors, Aimée Lapic and Jessica Jensen, have elected not to stand for re-election at the Annual Meeting, and their term will expire at the Annual Meeting. Accordingly, our Board of Directors has approved a decrease in the size of our Board from nine directors to seven directors, effective upon the date of the Annual Meeting.
Our Board of Directors has nominated Andre Fernandez and Liane Hornsey to serve as Class III directors. Mr. Fernandez was appointed as a director by our Board on January 1, 2024. Ms. Hornsey was appointed as a director by the Board on April 9, 2024. Mr. Fernandez and Ms. Hornsey were identified as potential director nominees by an independent member of our Board of Directors. If elected at the Annual Meeting, each nominee will serve until the 2027 Annual Meeting and until the director's successor has been duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is the Company's policy to invite and encourage directors and nominees for director to attend the Annual Meeting. During our 2023 Annual Meeting of Stockholders eight of our directors who served at the time attended that meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of "For" votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If either of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that either of the nominees will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company's business. To that end, the Nominating and Corporate Governance Committee identifies and evaluates nominees in the broader context of the Board of Directors' overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experiences, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that such nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2027 Annual Meeting
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that each person as a nominee for director, as of the date of this Proxy Statement.

Andre Fernandez has served as a member of our Board of Directors since January 2024. Mr. Fernandez served as the Chief Financial Officer of WeWork, Inc. from June 2022 to June 2023. Prior to WeWork, Mr. Fernandez served as Executive Vice President & Chief Financial Officer of the NCR Corporation from August 2018 to October 2020, and as President & Chief Executive Officer of CBS Radio Inc. from 2015 to 2017. Previously, Mr. Fernandez spent seven years at Journal Communications Inc., a publicly traded, diversified media company, from 2008 to 2015 serving in various roles including President, Chief Operating Officer and Chief Financial Officer. Mr. Fernandez previously served on the Board of Directors of FaZe Holdings Inc., an e-sports and youth media and entertainment company, from July 2022 until the sale of the company in March 2024, and also served on its Audit and Compensation Committees. Mr. Fernandez earned an A.B. in Economics from Harvard College. Our Board of Directors believes that Mr. Fernandez's diverse management and financial expertise qualify him to serve on our Board of Directors.

Andre Fernandez Director, age 55

Liane Hornsey has served as a member of our Board of Directors since April 2024. Ms. Hornsey is currently serving as advisor to the Chief Executive Officer at Palo Alto Networks and prior to that served as Chief People Officer since 2018. Ms. Hornsey previously served as Chief People Officer at Uber from 2017 to 2018. Prior to that, she served as Chief Administrative Officer and Operating Partner at SoftBank Group International from 2015 to 2016. For nearly ten years before joining SoftBank, Ms. Hornsey led People Operations for Google's Global Business and became Google's first female vice president in human resources. Ms. Hornsey has held many and varied senior leadership roles and is widely recognized as a preeminent practitioner in people operations, and organization and leadership development. Ms. Hornsey graduated with a B.A. in English Literature from Newcastle University in the U.K. Our Board of Directors believes that Ms. Hornsey's diverse management and compensation expertise qualify her to serve on our Board of Directors.

Liane Hornsey Director, age 65

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES

Class I Directors Continuing in Office until the 2025 Annual Meeting

Scott Hill has served as a member of our Board of Directors since September 2023. Mr. Hill has served on the board of directors of CS Disco, Inc. since June 2021 and as Chief Executive Officer of CS Disco on an interim basis since September 2023. Prior to CS Disco, Mr. Hill served as the Chief Financial Officer of Intercontinental Exchange, Inc. ("ICE") from 2007 to May 2021. Prior to ICE, Mr. Hill served as an international finance executive for International Business Machines Corporation from 1991 to 2007. Mr. Hill earned his B.B.A. in finance from the University of Texas at Austin and his M.B.A. from the Stern School of Business at New York University. Our Board of Directors believes that Mr. Hill's diverse financial expertise qualify him to serve on our Board of Directors.

Scott Hill Director, age 56

Alex Mishurov has served as a member of our Board of Directors since September 2023. Mr. Mishurov has served as Chief Executive Officer and Chief Investment Officer of KPS Global Asset Management, a global alternative investment firm focused on public and private investments in robotics, technology and e-commerce since 2017. Prior to founding KPS, Mr. Mishurov was a partner and a portfolio manager of Tremblant Capital Group from 2004 to 2017. Previously, he was a private equity analyst at The Blackstone Group. Mr. Mishurov holds a B.S. from the University of Colorado Boulder and an M.B.A. degree from Harvard Business School. Our Board of Directors believes that Mr. Mishurov's diverse financial expertise qualify him to serve on our Board of Directors.

Alex Mishurov Director, age 48

Jon Francis has served as a member of our Board of Directors since January 2024. Mr. Francis has served as the Chief Data and Analytics Officer of General Motors Company since July 2022. Prior to his time at General Motors, Mr. Francis served as the Head of Global Analytics and Decision Sciences at PayPal Holdings, Inc. from November 2021 to July 2022. Prior to his time at PayPal, Mr. Francis held various positions of authority, including Chief Digital and Analytics Officer, at Starbucks Corporation from 2015 to October 2021. Mr. Francis earned a B.B.A. in Math and Statistics from St. Olaf College and an M.S. in Statistics from Oregon State University. Our Board of Directors believes that Mr. Francis's diverse management expertise and experience in the data analytics industry qualify him to serve on our Board of Directors.

Jon Francis Director, age 52

Class II Directors Continuing in Office until the 2026 Annual Meeting

Karim Temsamani has served as our Chief Executive Officer since September 2022. Prior to joining our company, Mr. Temsamani worked at Stripe, serving as the Head of Global Partnerships from November 2021 to August 2022, and before that, as the Head of Banking and Financial Products at Stripe beginning in April 2019. Prior to his time at Stripe, Mr. Temsamani held numerous positions of increasing responsibility at Google from 2007 to April 2019, including President of Google's Asia-Pacific division from 2012 through April 2019 and VP, Global Head of Mobile from 2010 through 2012. Mr. Temsamani holds a B.A. degree in International Affairs from European Business School Paris. Our Board of Directors believes that Mr. Temsamani's business expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve on our Board of Directors.

Karim Temsamani Chief Executive Officer, age 50

Jack Klinck has served as a member of our Board of Directors since 2016. Mr. Klinck is currently a senior advisor with Boston Consulting Group and an active angel and seed stage investor in FinTech-oriented firms. From 2006 to 2015, Mr. Klinck was Executive Vice President and Head of Global Strategy and New Ventures at State Street Corporation, where he served on that firm’s management committee and ran several business lines including Alternative Investment Solutions, Credit Services, Global Exchange and Corporate Strategy. Before joining State Street, Mr. Klinck was Vice Chairman and President of the Investment Manager Solutions Group at Mellon Financial Corporation. Mr. Klinck holds a B.A. from Middlebury College and an M.B.A. from the Fuqua School of Business at Duke University. Our Board of Directors believes that Mr. Klinck's diverse management expertise and experience in the financial services industry qualify him to serve on our Board of Directors.

Jack Klinck Director, age 60

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has or had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director's background, employment and affiliations, including family relationships, our Board of Directors determined that Messrs. Fernandez, Francis, Klinck, Hill and Mishurov and Mses. Lapic, Jensen and Hornsey, representing eight of our nine directors, are "independent directors" as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market ("Nasdaq"). In addition, our Board of Directors determined that David Adams, Chris Suh, John Balen and Tony Weisman, each of whom served on the Board during 2023 but are no longer on the Board, were "independent" during the period they served on the Board. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has or had with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. Mr. Temsamani is not independent by virtue of his employment as our Chief Executive Officer.
Board Leadership Structure
Mr. Klinck serves as our Board Chairperson. We believe having Mr. Klinck as an independent Board Chairperson creates an environment that is conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of our Board of Directors to monitor whether management's actions are in the best interests of the Company and our stockholders. The position of Board Chairperson is empowered to preside over any portions of meetings of the Board of Directors at which an assessment of the performance of the Board of Directors is presented or discussed; coordinate consideration of, and represent the Board of Directors with respect to, any particular issues identified by the Board of Directors; coordinate activities of other independent directors, as necessary; establish, after consultation with senior management, the agenda for regular and special Board of Directors meetings; establish the agenda for the meetings of the independent directors; and, as appropriate or upon request, act as a liaison to stockholders. As a result, we believe that the Board Chairperson helps ensure the effective independent functioning of the Board of Directors in its oversight responsibilities.
Board Diversity

Board Diversity Matrix (as of April 12, 2024)
Board Size	9
Gender & Demographics	Male	Female	Non-Binary	Gender Undisclosed
Hispanic	2	0	0	0
White	3	3	0	0
Two or More Races or Ethnicities	1	0	0	0

Board Diversity Matrix (as of April 10, 2023)
Board Size	8
Gender	Male	Female	Non-Binary	Gender Undisclosed
Asian	1	0	0	0
White	4	2	0	0
Two or More Races or Ethnicities	1	0	0	0

Role of the Board of Directors in Risk Oversight
One of the Board of Directors' key functions is informed oversight of the Company's risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole with the assistance of the Audit Committee, as well as through various standing committees that address risks inherent in their respective areas of oversight, including operational, financial, cybersecurity, legal, regulatory, strategic and reputational risks. In particular, our Board of Directors is responsible for monitoring and assessing our strategic risk exposure, including a determining the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including with guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation programs, policies or practices has the potential to encourage excessive risk-taking. Our committee chairs are responsible for reporting material risk exposures to the Board of Directors as quickly as possible. The Board of Directors has delegated to the Board Chairperson the responsibility of coordinating between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues.
Internal Audit and External Party Assessments
Cardlytics management periodically reviews and updates our risk and controls matrix. The risk and compliance team periodically meets with control owners to discuss any changes to procedures and processes and determine if the controls in place sufficiently cover related risks.
The internal audit team performs an assessment of internal control performance on a periodic basis to identify deficiencies in internal controls. Additionally, external parties are engaged to perform periodic assessments of internal controls.
Senior management and the Audit Committee review the results of the internal audit team's and external party's periodic assessments of internal control performance to determine corrective action, as appropriate.
Risk Assessment Process
We maintain a Risk Assessment and Remediation Policy, which applies to all systems and data on networks owned by or operated on behalf of Cardlytics. Our risk assessments look at services with specific project or business functionalities along with infrastructure, such as computer networks and office spaces.
Cardlytics also runs an enterprise risk management ("ERM") program to identify risks to the achievement of organizational objectives and analyzes these risks as part of determining how they should be managed. Enterprise risk assessments are performed at least three times a year as part of the ERM program and the results are discussed and reviewed with the Audit Committee.
All Cardlytics employees are responsible for the detection and prevention of fraud, misappropriations and other irregularities. Any irregularity detected or suspected must be reported immediately to the Chief Legal and Privacy Officer, who coordinates all investigations. A fraud risk assessment is performed annually to identify fraud risks to the organization. The results are discussed and reviewed with senior management.
Meetings of the Board of Directors
The Board of Directors met formally five times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors, and of the committees on which he or she served, held during the portion of the last fiscal year that the director served on our Board of Directors.
As required under applicable Nasdaq listing standards, during the last fiscal year, the Company's independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Klinck, currently our Board Chairperson and formerly our Lead Independent Director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides meeting information for the year ended December 31, 2023 and current membership for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating & Corporate Governance Committee
Karim Temsamani
David L. Adams(2)
John V. Balen(3)
Andre Fernandez(4)
Jon Francis(5)
Scott Hill(6)		(1)
Liane Hornsey(7)
Jessica Jensen
Jack Klinck						(1)
Aimée Lapic				(1)
Alex Mishurov(8)
Chris Suh(9)
Tony Weisman(10)
Number of meetings in 2023	6		8		10
(1) Committee chairperson.
(2) Mr. Adams resigned from the Board in January 2024.
(3) Mr. Balen resigned from the Board in January 2024.
(4) Mr. Fernandez began serving as a member of the Board and as a member of the Audit Committee in January 2024.
(5) Mr. Francis began serving as a member of the Board in January 2024.
(6) Mr. Hill began serving as a member of the Board and as a member of the Audit Committee in September 2023.
(7) Ms. Hornsey began serving as a member of the Board and as a member of the Compensation Committee on April 9, 2024. If re-elected at the Annual Meeting she will serve as the Committee chairperson.
(8) Mr. Mishurov began serving as a member of the Board and as a member of the Compensation Committee and Nomination and Corporate Governance Committee in September 2023.
(9) Mr. Suh resigned from the Board in July 2023.
(10) Mr. Weisman resigned from the Board in October 2023.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding "independence" and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company's corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Messrs. Hill, Fernandez, and Klinck, with Mr. Hill serving as chairperson. The Audit Committee met six times during 2023. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on our website at www.cardlytics.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Hill qualifies as an "audit committee financial expert," as defined in applicable SEC rules. In making this determination, the Board of Directors made a qualitative assessment of Mr. Hill's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.
The principal duties and responsibilities of our Audit Committee include:
•appointing and retaining an independent registered public accounting firm to serve as an independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor's compensation;
•approving in advance all audit services and non-audit services to be provided to us by our independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor's review of our quarterly financial statements;
•conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices; and
•reviewing and discussing enterprise risk matters related to the Company with management.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
AUDIT COMMITTEE:
Scott Hill (chairperson)
Jack Klinck
Andre Fernandez
* The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee of the Board of Directors is currently composed of four directors: Ms. Lapic, Ms. Jensen, Mr. Mishurov and Ms. Hornsey, with Ms. Lapic serving as chairperson. Since Ms. Lapic and Ms. Jensen are not standing for re-election, effective upon the Annual Meeting, our Board of Directors approved a reconstituted Compensation Committee of Ms. Hornsey, Mr. Mishurov and Mr. Francis, with Ms. Hornsey serving as chairperson. All members of our Compensation Committee were and are independent, as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met eight times during 2023. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at www.cardlytics.com.
The principal duties and responsibilities of our Compensation Committee include:
•determining and approving the compensation and other terms of employment of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of relevant corporate performance goals and objectives and setting our Chief Executive Officer's compensation, including incentive-based and equity-based compensation, based on that evaluation;
•setting the compensation of our other executive officers;
•exercising administrative authority under our stock plans and employee benefit plans;
•establishing policies and making recommendations to our Board of Directors regarding the compensation of our non-employee directors;
•reviewing and discussing with management the Compensation Discussion and Analysis that we may be required from time to time to include in SEC filings; and
•preparing a Compensation Committee report on executive compensation as may be required from time to time to be included in our annual proxy statements and annual reports on Form 10-K filed with the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of a Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.
Compensation Committee Processes and Procedures
The Compensation Committee typically meets once every quarter, and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and Chief Legal and Privacy Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advise or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. For example, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and non-employee director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and the applicable Nasdaq listing standards, that bear upon the advisor's independence. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Compensation Committee.
Since May 2017, the Compensation Committee has engaged Compensia, Inc. ("Compensia"), a national compensation consulting firm, as its compensation consultant. In that capacity, in 2023, Compensia assisted the Compensation Committee in:
•developing and updating a compensation peer group to gauge competitive market pay levels and practices;
•assessing executive compensation against public company norms;
•assisting with the design and development of public company market-based equity award grant guidelines;
•reviewing, refining and articulating a compensation philosophy and equity award grant strategy for our non-employee directors and executive officers;
•assisting in the design of short-term incentive compensation ("bonus") programs;

•assessing utilization and burn rates of Company equity;
•determining ranges for executive compensation and the mix of equity and cash compensation;
•developing company-wide public company market-based equity award grant guidelines; and
•assessing company-wide public company market-based compensation data.
Compensia provided market-based alternatives for consideration and, following an active dialogue with Compensia, the Compensation Committee has implemented many of the market-based programs presented by Compensia.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
COMPENSATION COMMITTEE:
Aimée Lapic (chairperson)
Jessica Jensen
Alex Mishurov
Liane Hornsey
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Klinck and Mishurov, with Mr. Klinck serving as chairperson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met ten times during 2023. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company's website at www.cardlytics.com.
The Nominating and Corporate Governance Committee's responsibilities include:
•assessing the need for new directors and identifying individuals qualified to become directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board of Directors' committees;
•assessing individual director and management performance, participation and qualifications;
•developing corporate governance principles;
•monitoring the effectiveness of the Board of Directors and the quality of the relationship between management and the Board of Directors; and
•overseeing periodic evaluations of the Board of Directors' performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers factors such as possessing relevant expertise to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, providing a diverse perspective to business decisions, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board of Directors' self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to our Nominating and Corporate Governance Committee in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year's Annual Meeting. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned as of record or beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
The Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors or the director in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Alternatively, stockholders may submit communications to the Board of Directors through the investor page of our website at www.cardlytics.com.
Each communication will be reviewed by the Company's Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations, advertisements or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director's request.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the "Code of Conduct") applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.cardlytics.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. If we make any substantive amendments to the Code of Conduct or we grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Business Ethics and Anti-Corruption
Cardlytics maintains an Employee Handbook, the contents of which demonstrate the Company's commitment to integrity and ethical values. Upon hire and annually thereafter, employees are required to sign their acknowledgment of the Employee Handbook, which includes expected behaviors, confidentiality practices and procedures related to employee misconduct. Cardlytics requires all employees to take business ethics training upon hire and annually thereafter.
Cardlytics also maintains an Anti-Corruption Policy for the purpose of ensuring compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.S. Domestic Bribery Statute, the UK Bribery Act and all other anti-corruption laws and regulations applicable to the Company's business anywhere in the world. We expect our agents, consultants, representatives, lobbyists, suppliers, vendors, resellers, distributors, customs or other brokers, contractors, advisors and other business partners to comply with the principles contained in the Anti-Corruption Policy. Cardlytics requires all employees to take anti-corruption training upon hire and annually thereafter.
An ethics hotline is available for employees and external users to confidentially report possible violations of the Code of Conduct, applicable ethics policies or practices, or applicable laws or regulations. Reported violations are reviewed by the Chief Legal and Privacy Officer in a timely manner.
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines, which became effective in February 2018 in connection with the Company's initial public offering, to ensure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors and considers corporate governance trends and best practices in our industry.
PROPOSAL NO. 2 -
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed management to submit this selection for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company's bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee of the Board of Directors may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and 2023 by Deloitte & Touche LLP, the Company's principal accountant (in thousands):

	Year Ended December 31,
	2022	2023
Audit fees(1)	$2,234	$2,536
Tax fees(2)	300	333
All other fees(3)	167	—
Total fees	$2,701	$2,869
(1)Audit fees consist of the fees for professional services rendered for the audit of our annual financial statements and review of our quarterly financial statements, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)Tax fees consist of the fees for professional services rendered in connection with tax compliance, advice and planning services.
(3)All other fees consist of fees for diligence services rendered in connection with our acquisitions of Dosh, Bridg and Entertainment.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and permissible non-audit services to be performed by the independent accountants (subject to a de minimis exception). These services may include audit services, audit-related services, tax services and other non-audit services. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC's rules on auditor independence. In accordance with its pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by our independent auditor. If there are any additional services to be provided, a request for pre-approval must be submitted to the Audit Committee for its consideration under the pre-approval policy. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next meeting.
All of the services of Deloitte & Touche LLP for 2022 and 2023 described above were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

EXECUTIVE OFFICERS
Executive Officers Who Are Not Directors
The following sets forth certain information with respect to our executive officers who are not directors:

Amit Gupta has served as the Chief Operating Officer of Cardlytics and General Manager of Bridg since January 2023. Prior to Cardlytics, Amit worked at Stripe from January 2021 to January 2023, where he was responsible for the strategy and operations work with banks, networks, and payment methods on a global scale. Before Stripe, Mr. Gupta worked at Google in Geo, home to Google's location-related products, from 2018 to December 2021. As part of the Geo executive leadership team, he was responsible for product and engineering execution and strategy for Google Maps, Local Search, Food, Maps Enterprise Platform and Google SMBs. Previously, Mr. Gupta founded and was the Chief Executive Officer of a series of startups from 2010 to 2017. He started his career at Booz Allen Hamilton, where he was a Partner in the Tech practice from 2000 to 2010. Mr. Gupta holds a B.S. in Electrical Engineering from The Ohio State University and an M.B.A. from the Stern School of Business at New York University.

Amit Gupta Chief Operating Officer, age 51

Alexis DeSieno has served as the Chief Financial Officer of Cardlytics since August 2023. Prior to Cardlytics, Ms. DeSieno served as Senior Vice President at Clear Secure, Inc., where she worked from April 2020 to July 2023. Prior to this role, Ms. DeSieno served as Vice President and Senior Director for SoulCycle Inc.'s Strategic Finance and Analytics department from 2017 to April 2020. Prior to her time at SoulCycle Inc., Ms. DeSieno served as Director of Financial Planning and Analysis for The Estée Lauder Companies Inc. from 2014 to 2017. Prior to her time at The Estée Lauder Companies Inc., Ms. DeSieno served as an executive and associate in multiple companies and investment banks. Ms. DeSieno holds an M.B.A. from Columbia Business School and a B.S. in Brain and Cognitive Sciences from the Massachusetts Institute of Technology.

Alexis DeSieno Chief Financial Officer, age 40

Nick Lynton has served as the Chief Legal and Privacy Officer of Cardlytics since July 2022. Prior to assuming this role, he held several positions of increasing responsibility in the Cardlytics Legal Department from 2015 to July 2022, including serving as the Company's Assistant General Counsel. Prior to his time at Cardlytics, Mr. Lynton was an attorney at Alston & Bird LLP from 2010 to 2014. Mr. Lynton holds a B.A. in American Studies and English from Tulane University and a J.D. from Vanderbilt University Law School.

Nick Lynton Chief Legal and Privacy Officer, age 41

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Cardlytics is a leading advertising platform built on powerful analytics with strong partnerships with financial institutions ("FI partners") to help them attract potential customers and retain existing ones through our services. Our technology-driven solutions also enable marketers to find potential customers and grow business with existing customers by delivering advertising content to customers. It is critical to our mission to achieve and sustain business excellence by making the right decisions with integrity, corporate responsibility, and ethics to protect and enhance the interests of our stakeholders – our clients, their customers, and our valued employees.
Environmental, Social and Governance Approach
Our focus on corporate responsibility, sustainability, and enterprise risk management reflects a commitment to best serve our stakeholders. We believe that achieving and sustaining business excellence is intrinsically tied to leading by example through our corporate responsibility. This responsibility requires us to evaluate and monitor our environmental, social, and governance ("ESG") practices, which go hand in hand with generating value for our stockholders.
To support our efforts in this area, we have a sustainability working group, consisting of dedicated internal resources and external advisors, to address the ESG factors that are material to our business.
Governance Approach
Overview
Cardlytics is committed to being recognized as a leader in the field of ESG and recognizes that in doing so, we will add significant value for our shareholders. Our Nominating and Corporate Governance Committee is charged with oversight of our environmental, social and governance policies and programs, including those relating to diversity, equity and inclusion. This committee is responsible for reviewing potential ESG risks and opportunities relevant to the Company based on the views held by our stakeholders, and aspects of leading ESG frameworks including the EPA Center for Corporate Climate Leadership. In addition, the Board of Directors solicits direct stockholder feedback and values the input received through this outreach program. Cardlytics strives to integrate ESG considerations into our operations and administrative matters in a manner consistent with the Company and our stakeholders' best interests. We encourage all Cardlytics employees to adopt ESG into their day-to-day work activities. Organizational structures are in place to effectively identify, monitor, and manage ESG issues and performance relevant to our businesses. Our Board of Directors, its Committees, and our management act as role models by incorporating those considerations into decision-making in all business activities. Our governance practices are described in more detail in the section of this Proxy Statement entitled "Corporate Governance."
Our Impact Strategy
Cardlytics is committed to building a company whose values reflect what drives our success. We focus on our customers and partners first, act with urgency and focus, value integrity, hold ourselves accountable even when challenged, strive to empower our teams to identify and solve problems and encourage growth and change in our company. To meet our objectives and purpose, it is crucial that we act in a responsible, sustainable, and inclusive manner, including when we source goods and services from our suppliers.
Data Privacy and Security
Risk Management and Strategy
We rely on information technology and data to operate our business and develop, market and deliver our products and services to our customers. A critical part of our strategy involves focusing on gathering data without collecting, maintaining or using sensitive personal data such as social security numbers, credit card numbers, financial account information or medical records. The Cardlytics platform is designed so that we do not receive or have access to any PII from our FI partners. We only perform targeted marketing using data that has undergone processing such that it is only linked to anonymized identifiers.
We have implemented and maintain various information security risk assessment processes intended to identify cybersecurity threats, determine their likelihood of occurring, and assess potential material impact to our business. Based on our assessment, we implement and maintain risk management processes designed to protect the confidentiality, integrity and availability of our information assets and mitigate harm to our business.
Risks from cybersecurity threats are among those that we address in our general risk management program, where we conduct investigations and take actions as required to assess risks to the organization and take mitigating actions to reduce, eliminate or manage risks. Risk assessments are performed quarterly as part of this program and the results are discussed and reviewed with management.

We identify such threats by, among other things, monitoring the threat environment using manual and automated tools, subscribing to reports and services that identify cybersecurity threats, analyzing reports of threats and actors, conducting scans of the threat environment, evaluating our and our industry’s risk profile, evaluating threats reported to us, logging and monitoring our IT environment, conducting threat assessments for internal and external threats and conducting vulnerability assessments to identify vulnerabilities.
We rely on a multidisciplinary team (including our information security employees, management, and third-party service providers) to assess how cybersecurity threats could impact our business. We assess the likelihood that such threats could result in a material impact to our information assets, operations, ability to provide our goods and services, core business functions, customer acquisition and retention, personnel, reputation and identified critical business objectives.
Based on our assessment process, we implement and maintain various technical, physical and organizational measures designed to manage and mitigate such risks and potential material impacts. We may implement measures designed to prevent, detect, respond to, mitigate and recover from identified and significant cybersecurity threats. We prioritize our efforts based on the threats that are more likely to lead to a material impact to our business, such as ransomware, theft of intellectual property and interruption of services. The risk management and reduction measures we implement, depending on the computing environment or system, may include the following: policies and procedures designed to address cybersecurity threats, including an incident response plan, vulnerability management policy, disaster recovery/business continuity plans and clear desk policies; threat detection and incident response; internal and external audits to assess our exposure to cybersecurity threats, environment, compliance with risk mitigation procedures, and effectiveness of relevant controls; documented risk assessments; implementation of security standards and certifications; credit and background checks on our personnel and contractors; encryption of data; network security controls; threat modeling; data segregation; physical and electronic access controls; physical security; asset management, tracking and disposal; continuous monitoring for potential intrusions; vendor risk management program; employee security training; penetration testing; cyber insurance; and a dedicated cybersecurity staff and a Chief Information Security Officer.
We work with third parties from time to time that assist us to identify, assess and manage cybersecurity risks, including professional services firms to conduct SOC 2, Type II assessments, incident response consultants, cybersecurity software providers, managed cybersecurity service providers, penetration testing firms and other vendors that help to identify, assess or manage cybersecurity risks.
To operate our business, we utilize certain third-party service providers to perform a variety of functions, such as professional services, SaaS platforms, managed services, cloud-based infrastructure, data center facilities, encryption and authentication technology and other functions. Depending on the nature of the services provided, the sensitivity and quantity of information processed, and the identity of the service provider, our vendor management process may include reviewing the cybersecurity practices of such provider, contractually imposing obligations on the provider related to the services they provide or the information they process, conducting security assessments, conducting on-site inspections, requiring their completion of written questionnaires regarding their services and data handling practices and conducting periodic re-assessments during their engagement.
For a description of the risks from cybersecurity threats that may materially affect the Company and how they may do so, refer to our risk factors under Part 1. Item 1A. "Risk Factors" in the Annual Report that was filed with the SEC on March 14, 2024, including "An actual or perceived breach of the security of our systems, or those of third parties upon which we rely, could result in adverse consequences resulting from such breach, including but not limited to a disruption of our operations, reputational harm, loss of revenue or profits, loss of customers, regulatory investigations or actions, litigation, fines and penalties and other adverse consequences."
Governance
Our Board of Directors addresses the Company's cybersecurity risk management as part of its general oversight function. The Board of Directors along with the audit committee is responsible for overseeing Company's cybersecurity risk management processes, including oversight and mitigation of risks from cybersecurity threats.
Our cybersecurity risk management strategy relies on input from management, including the Chief Technology Officer, Chief Legal and Privacy Officer, Chief Operating Officer and Chief Financial Officer, all of whom report to the Chief Executive Officer, as well as the Chief Information Security Officer, to help us understand cybersecurity risks, establish priorities, and determine the scope and details of our cybersecurity program and implement it. Management is also responsible for hiring appropriate personnel, integrating cybersecurity considerations into our overall risk management strategy, and communicating key priorities to employees. Our cybersecurity incident response and vulnerability management processes involve management, who participates in our disclosure controls and procedures.

At least every six months, management discusses cybersecurity risk and reviews our cybersecurity program. Management is also responsible for approving budgets, helping prepare for cybersecurity incidents, responding to cybersecurity incidents, approving cybersecurity policies and procedures, reviewing audit reports and reporting to the Board of Directors regarding cybersecurity matters.
Management is involved with our efforts to prevent, detect and mitigate cybersecurity incidents by overseeing and testing of incident response plans. Management participates in cybersecurity incident response efforts by being members of the incident response team and helping direct our response to cybersecurity incidents.
Our Board of Directors oversees our risk management strategy with respect to cybersecurity risks and threats. The Audit Committee holds meetings on a quarterly basis to discuss issues including our cybersecurity threats, and has a dedicated agenda during such meetings that are designed to assist the Audit Committee in exercising its oversight function. The meetings involve presentations and reports from the Chief Information Security Officer and management, including updates on current cybersecurity threats faced by the Company and steps we are taking to address them.
Environmental Approach
Management of Environmental Risks and Opportunities
Cardlytics is dedicated to proactively managing and reducing our environmental impact by promoting sustainability throughout our organization to reduce our environmental footprint. Cardlytics considers climate change implications within the strategy and governance of our organization, so that related risks and opportunities are managed appropriately. We understand the risks that climate change poses to our business and work to mitigate them by abiding by all legislation and regulations related to environmental protection.
Carbon and Climate
Climate change is one of the world's greatest crises, and to address it, the public and private sectors need to act together. We recognize the risks that climate change poses to the broader economy, so we strive to minimize the impact of our operations on the environment. Our headquarters in Atlanta, GA are located in a LEED certified building.
Social Approach
Compensation
Our Company's mission is to make commerce smarter and rewarding for everyone, and we know this starts with investing in each of our employees. Headquartered in Atlanta, GA with additional offices in New York, NY, Menlo Park, CA, Los Angeles, CA and London, U.K., our employees are a big part of what makes us great.
Our use of equity compensation ensures employees who receive equity operate as owners and is a strategic component of our total rewards strategy to retain, motivate and attract the best talent. Other important components of our compensation philosophy include competitive base salaries and bonus opportunities, comprehensive medical benefits, a positive work/life balance, flexible paid time off, health and wellness programs and learning and development opportunities. Each year, with the help of outside experts, we evaluate each aspect of our compensation and benefits to ensure they align with those of our peer group in the market.
Human Rights
Cardlytics is dedicated to protecting human rights, both in our own workforce and in our supply chain. We are a committed equal opportunity employer and abide by all fair labor practices. Our activities do not directly or indirectly violate human rights in any country.
Labor Safety
Cardlytics is dedicated to operating in a safe manner. We accomplish this by establishing general health and safety guidelines, respecting the health and well-being of our employees and providing a safe work environment that abides by applicable laws and regulations.

Workforce Diversity and Equality
Our mission is to make commerce smarter and more rewarding for everyone, and we know this starts with investing in each of our employees.
Diversity, Equity, Inclusion, and Belonging ("DEIB") is integrated in everything we do. A significant part of the Company's goal of creating a culture that promotes DEIB is embedded in each aspect of our talent lifecycle: attraction, recruitment, onboarding, development and retention. We build external relationships to ensure our talent pipelines are filled with candidates of diverse backgrounds. At the foundation of our DEIB focus are our employee-led special interest groups ("SIGs"). These groups facilitate learning and development, holistic wellness, professional connections, philanthropy and raising awareness internally and externally for meaningful causes. Each SIG is sponsored by a senior leader in the organization. As of December 31, 2023, our global workforce was made up of approximately 41% women and 44% people of color.
Supply Chain Standards
Cardlytics is dedicated to managing our suppliers in a responsible and sustainable manner, and we consider the ethical and sustainable practices of our supply chain in our decision-making processes.
Training & Development
A key component to our commitment to sustainability and success is talent development and learning. We are intentional in our efforts to provide all employees opportunities to grow, including manager development programming, which over 50 managers completing the development programming since its launch in 2022. Additionally, we have introduced initiatives to give all employees access to learning content providers. In 2023, our technical teams consumed over 75 hours of video content, read over 30,000 pages, and participated in over 150 hours of live training. We also made available a content library that allows employees to access over 100 business and soft skill courses, which we are using to build learning pathways to support career journeys. Our educational assistance program is helping several employees gain master's degrees, professional certifications and professional development experiences. Our student loan reimbursement program helps employees pay down their loans. We have redesigned our new hire experience to a three-day program that includes more in-depth training on all parts of the business, an overview of our new operating model, information on our performance management process and an introduction to individual development planning.
Benefits
Cardlytics' benefits package is designed to encompass physical, emotional and financial wellness, with the aim of attracting, retaining and motivating employees while supporting their overall well-being. Benefits offered include comprehensive healthcare benefits for employees and their dependents, wellness initiatives such as a lifestyle spending account and mental health resources, including a meditation app membership and an employee assistance program. Cardlytics also focuses on financial wellness, which includes educational webinars, a 401(k) with an employer match, a student debt repayment program and tuition reimbursement. In addition to these benefits, Cardlytics has competitive parental leave policies and flexible paid time off.
Remote Work
Cardlytics encourages a flexible work environment that prioritizes goals and outcomes, and as a result many of our employees work remotely, either some or all of the time. We believe that flexibility is no longer just a benefit for employees; it is part of our culture and empowers our teams to do their best work.
Stockholder Engagement
Our Board of Directors and management value the opportunity to engage with our stockholders to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. This past year, our Board of Directors and members of senior management proactively initiated investor outreach efforts. From these requests, we were able to engage directly, virtually or telephonically, with stockholders representing over 30% of our issued and outstanding shares. During these meetings, we discussed our business results and initiatives, strategy and capital structure and various other matters integral to the Company, including executive compensation and ESG issues. The feedback and insights from these meetings, in addition to emerging best practices policies at other companies and other market standards, were considered and evaluated by our Board of Directors and management to improve our disclosures and practices.
Charitable Contributions
Cardlytics recognizes the importance of supporting our local communities. We support our communities through various projects with a focus on giving back through donations of technology, time and money. For example, in 2023, our employees partnered with a local charity in New York to help prepare over 300 meals during the Thanksgiving holiday. During 2023, our UK office also worked with various charity organizations such as Children in Need, Christmas Jumper Day, Brain Tumor Charity, The Kids Network, Food for All and Action Homeless Concern. Our Dosh platform allows consumers to donate their cash back rewards to various charities. In lieu of giving gifts to clients for the holidays, Cardlytics donates to a charitable organization on behalf of our clients each year.

Health and Well-Being
Cardlytics provides convenient health initiatives and resources for all employees. We sponsor various health "challenges," such as our walking and fitness challenge, throughout the year and also reimburse race registration fees for all employees. In 2023, Cardlytics directly funded health and wellness classes for employees, including free workout classes and meditation offerings. In 2023, Cardlytics also provided a health credit fund to employees.

COMPENSATION DISCUSSION AND ANALYSIS
Currently we have four executive officers. This Compensation Discussion and Analysis provides information regarding the 2023 compensation program for our principal executive officer, each individual who served as our principal financial officer at any time during 2023 and our other most highly compensated executive officers who were serving in such capacity at the end of 2023 (our "Named Executive Officers").
For 2023, our Named Executive Officers were:

Name	Position(s)
Karim Temsamani	Chief Executive Officer
Amit Gupta	Chief Operating Officer
Alexis DeSieno	Chief Financial Officer
Nick Lynton	Chief Legal and Privacy Officer
Andrew C. Christiansen	Former Chief Financial Officer
Executive Hires in 2023
Mr. Gupta was appointed as our Chief Operating Officer on January 23, 2023. In connection with his appointment, Mr. Gupta entered into an employment offer letter dated January 23, 2023 (the "Gupta Offer Letter"), a Severance Agreement (the "Gupta Severance Agreement") and an Employment Covenants Agreement, the terms of which are described below.
Mr. Christiansen, our former Chief Financial Officer, resigned from his position effective as of July 21, 2023. Ms. DeSieno was appointed our Chief Financial Officer effective as of August 14, 2023. In connection with her appointment, Ms. DeSieno entered into an employment offer letter dated August 14, 2023 (the "DeSieno Offer Letter"), a Severance Agreement (the "DeSieno Severance Agreement") and an Employment Covenants Agreement, the terms of which are described below.
Executive Summary
Who We Are
Our Company's mission is to make commerce smarter and rewarding for everyone. We work to accomplish this mission by operating an advertising platform within our own and our partners' digital channels, which include online, mobile applications, email, and various real-time notifications (the "Cardlytics platform"). We also operate a customer data platform that utilizes point-of-sale ("POS") data, including product-level purchase data, to enable marketers to perform analytics and targeted loyalty marketing and measure the impact of their marketing (the "Bridg platform"). The partners for the Cardlytics platform are predominantly financial institutions ("FI partners") that provide us with access to their anonymized purchase data and digital banking customers. The partners for the Bridg platform predominantly are merchants that provide us with access to their POS data, including product-level purchase data. By applying advanced analytics to the purchase data we receive, we make it actionable, helping marketers identify, reach and influence likely buyers at scale, and measure the true sales impact of their marketing spend. We have strong relationships with leading marketers across a variety of industries, including retail, restaurant, travel and entertainment, direct-to-consumer and grocery and gas.

Our purchase intelligence, coupled with our access to customers using our and our partners' digital channels, enables us to help solve fundamental problems for marketers. Marketers increasingly have access to data about the purchase behavior of their customers in their own stores, websites and loyalty programs. However, they lack insight into their customers’ purchase behavior outside of their stores and websites as well as into the purchase behavior of individuals who are not yet their customers. The reality is, no matter how robust their own customer data is, marketers only see a small portion of their customers' overall spending patterns. As a result, it is very difficult for businesses to focus their marketing investments on the most valuable customers. With the Cardlytics platform, we enable marketers to reach potential customers across our network of FI partners through their digital banking accounts and present them relevant offers to save money at a time when they are thinking of their finances. With the Bridg platform, we enable marketers to leverage their own POS data and reach their customers across a wide variety of digital advertising channels that they would not otherwise be able to identify and reach. Marketers also face challenges in measuring the performance of their marketing. This issue is particularly acute with respect to measuring the impact of marketing on in-store sales, which is where the vast majority of consumer spending occurs. We believe our platforms transform purchase data into purchase intelligence, creating a disruptive opportunity to comprehensively address these challenges by enabling marketers to precisely measure how marketing drives both in-store and online sales through "closed-loop measurement."
Executive Compensation Highlights
We took the following key actions with respect to the compensation of our Named Executive Officers for and during 2023:
•Annual Base Salary – As part of its annual review of our executive compensation program that took place from January to March 2023, the Compensation Committee reviewed the annual base salaries of our then-Named Executive Officers. Messrs. Temsamani's and Christiansen's annual base salaries were maintained at their 2022 levels. Mr. Lynton's annual base salary was increased by 20% from $270,000 to $325,000, based on the competitive market analysis reflecting that his annual base salary and target total cash compensation was below the 25th percentile as compared to our peers.
•Annual Bonuses – The Compensation Committee approved the Cardlytics 2023 Bonus Plan (the "2023 Bonus Plan") in March 2023, at which time it established the target annual bonus opportunities for each of our then-Named Executive Officers at 75% of their annual base salary.
The Compensation Committee approved a prepayment to Mr. Gupta and Mr. Lynton of a portion of their 2023 bonus equal to 15% of their 2023 target annual bonus opportunity. These bonus prepayments were to be retained by Mr. Gupta and Mr. Lynton regardless of whether they received an annual bonus based on the Company's 2023 performance in whole or in part. Mr. Gupta and Mr. Lynton subsequently received an annual bonus in 2024 based on the Company's 2023 performance, as detailed below, and the amount of the prepayment Mr. Gupta and Mr. Lynton received was subtracted from their annual bonuses. The Compensation Committee approved the prepayment to Mr. Gupta and Mr. Lynton because the Cardlytics 2022 Bonus Plan, and previous bonus plans, had quarterly payout opportunities, but the 2023 Bonus Plan, which was approved in March 2023, only had an annual payout opportunity. The Compensation Committee approved the bonus prepayment to Mr. Gupta and Mr. Lynton in connection with the transition to the new bonus structure. No other Named Executive Officer received a bonus prepayment.
The Compensation Committee reviewed and determined that the Company achieved the corporate objective of the 2023 Bonus Plan at the 93.1% level and that each Named Executive Officer serving at the end of 2023 achieved their individual objective of the 2023 Bonus Plan at the 110% level. On March 22, 2024, the Compensation Committee approved the remainder of the bonus payout for our Chief Executive Officer and then-Named Executive Officers.
•Long-Term Incentive Compensation – During 2023, the Compensation Committee granted Messrs. Temsamani and Lynton long-term incentive compensation opportunities in the form of time-based restricted-share unit ("RSU") awards which may be settled for shares of our common stock. Messrs. Temsamani and Lynton received 200,00 and 100,000 RSUs, respectively.
•Compensation Arrangements with Mr. Gupta – In connection with his appointment as our Chief Operating Officer, we entered into the Gupta Offer Letter. Pursuant to the Gupta Offer Letter, our initial compensation arrangements with Mr. Gupta were as follows:
◦an initial annual base salary of $350,000;
◦a target annual cash bonus opportunity equal to 75% of his annual base salary;
◦a signing bonus of $100,000; and
◦an RSU award for 350,000 shares. The RSU award is subject to the terms of the 2022 Inducement Plan and an RSU award agreement by and between the Company and Mr. Gupta. Fifty percent of the shares subject to this RSU award vested on January 23, 2024, and the remaining 50% of the shares subject to the RSU award will vest quarterly over the following year, subject to Mr. Gupta's continuous service with the Company as of each respective vesting date.

If Mr. Gupta's employment with us is terminated without "cause" or he resigns for "good reason" (as each such term as defined in the Gupta Severance Agreement), he will be entitled to receive cash severance and continued medical benefits. If Mr. Gupta's employment with us is terminated without "cause" or he resigns for "good reason" within three months before or within one year after a "change in control" (as such term is defined in our 2022 Inducement Plan) of the Company, 100% of the unvested units and/or shares subject to his outstanding equity awards will immediately accelerate and become vested and exercisable.
•Compensation Arrangements with Ms. DeSieno – In connection with her appointment as our Chief Financial Officer, we entered into the DeSieno Offer Letter. Pursuant to the DeSieno Offer Letter, our initial compensation arrangements with Ms. DeSieno were as follows:
◦an initial annual base salary of $400,000;
◦a target annual cash bonus opportunity equal to 75% of her annual base salary;
◦a signing bonus of $165,000; and
◦an RSU award for 350,000 shares. The RSU award is subject to the terms of the 2022 Inducement Plan and an RSU award agreement by and between the Company and Ms. DeSieno. Fifty percent of the shares subject to this RSU award will vest on August 14, 2024, and the remaining 50% of the units subject to the RSU award will vest quarterly over the following year, subject to Ms. DeSieno's continuous service with the Company as of each respective vesting date.
If Ms. DeSieno's employment with us is terminated without "cause" or she resigns for "good reason" (as each such term as defined in the DeSieno Severance Agreement), then she will be entitled to receive cash severance and continued medical benefits. If Ms. DeSieno's employment with us is terminated without "cause" or she resigns for "good reason" within three months before or within one year after a "change in control" (as such term is defined in our 2022 Inducement Plan) of the Company, then 100% of the unvested units and/or shares subject to her outstanding equity awards will immediately accelerate and become vested and exercisable.
Each of the Gupta Offer Letter and the DeSieno Offer Letter was negotiated on our behalf by our Chief Executive Officer and approved by our Compensation Committee. In establishing these initial compensation arrangements, we took into consideration the requisite experience and skills that qualified candidates would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate Mr. Gupta and Ms. DeSieno into the executive compensation structure we have developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.
Say-on-Pay Vote
At our 2023 Annual Meeting, our stockholders approved the advisory resolution on our Named Executive Officer compensation (the "Say-on-Pay Vote") with approximately 51.9% of the votes cast voting in favor of the resolution. Prior to 2023, since the inception of our Say-on-Pay Vote in 2021, the Company previously received approval of more than 90% of the votes cast at the 2021 and 2022 Annual Meetings. We were disappointed in the 2023 voting outcome and viewed it as important to get the input of our stockholders as to the reasons for the decrease in the approval percentage.
As a result, the Company decided to engage in an annual stockholder outreach campaign. For this cycle, the stockholder outreach initiative was conducted in two phases: outreach was initially conducted during 2023, and additional feedback was solicited in 2024 prior to the Annual Meeting. In connection with this outreach, management sought feedback from our top 25 stockholders and key investors. Shareholders representing more than 30% of our outstanding shares responded and spoke directly with us. During these engagements we were able to speak to certain investors about our executive compensation program, including the fact that we planned to move from one-year to multi-year equity grants for equity refreshes for our Named Executive Officers, and further that we were not considering any equity acceleration in connection with any future Named Executive Officer departures. We also discussed our intent to move to performance-based equity awards in the form of PSUs in the future. During these discussions, we also received feedback expressing concern that our non-employee director compensation policy did not impose a share cap on the equity grants for our non-employee directors. In response to this feedback, in October 2023 we amended our non-employee director compensation policy to provide that in no event will an annual equity grant exceed 11,000 shares or, in the event that the equity grant is pro-rated, more shares than would be equal to 11,000 shares on an annualized basis. Please see the section below entitled "Director Compensation" for more details on our non-employee director compensation program.
In 2021, our stockholders expressed their preference that future Say-on-Pay Votes be held every year through a separate advisory resolution. Based, in part, on the results of this vote, our Board of Directors determined that we would conduct future Say-on-Pay Votes on an annual basis. Consequently, the next Say-on-Pay Vote after this Annual Meeting will be held at our 2025 Annual Meeting of Stockholders.

Stockholder Advisory Votes on Named Executive Officer Compensation
At the Annual Meeting, we will be conducting a Say-on-Pay Vote.
See Proposal No. 3 in this Proxy Statement.
We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers.
Relationship between Pay and Performance
We design our executive compensation program to balance the goals of attracting, motivating, rewarding and retaining our Named Executive Officers and promoting the interests of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers' annual target total direct compensation opportunity is both "at-risk" and variable in nature.
In 2023, we emphasized performance-based compensation to appropriately reward our Named Executive Officers through two separate compensation elements:
•First, we provided an annual bonus plan which was based on corporate and individual performance, and provided for payments in cash if we achieved our pre-established annual corporate performance objectives and each individual achieved their individual performance objectives.
•In addition, we granted RSU awards that may be earned over a multi-year performance period, as long as the holder remains employed by us as of each vesting date.
These types of variable pay elements ensure that a significant portion of our Named Executive Officers' target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with the Company's and their actual performance.
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and our total stockholder return over this period.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes our executive compensation and related policies and practices:

WHAT WE DO		WHAT WE DO NOT DO
☑	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation policies and practices.	☒
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

☑
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2023.
☒
Limited Perquisites. We pay the health insurance premiums for our Named Executive Officers and other senior executives. We do not provide any additional perquisites or other personal benefits to our Named Executive Officers.

☑
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
☒
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including "gross-ups") on payments or benefits contingent upon a change in control of the Company.

☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers' compensation is "at risk" based on corporate and individual performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
☒
No Special Health or Welfare Benefits. In 2023, we did not provide our Named Executive Officers with any health or welfare benefit programs, other than participation in our broad-based employee programs.

☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	☒	No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our Named Executive Officers, and the non-employee members of our Board from hedging or pledging our common stock.
☑
Compensation Recovery ("Clawback") Policy. In October 2023, the Compensation Committee amended and restated the Cardlytics, Inc. Incentive Compensation Recoupment Policy (the "Clawback Policy") to comply with Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and Listing Rule 5608 of the listing standards of Nasdaq.
		☒	No "Single Trigger" Change in Control Severance Payments or Benefits. We do not provide "single trigger" change in control severance payments or benefits to our Named Executive Officers.
Executive Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide a compensation program that attracts and retains talented executive officers and motivates and rewards them to meet or exceed our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives and aligns our executive officers' interests with those of our stockholders.

Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executive officers’ interests with those of our stockholders by focusing on long-term incentive compensation in the form of equity awards that correlate with the growth of sustainable long-term value for our stockholders.
We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, short-term incentive compensation opportunities and long-term incentive compensation opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and to link pay with performance.
We have not adopted any policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.
Compensation-Setting Process
Role of Compensation Committee
Generally, the Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Named Executive Officers. Further, the Compensation Committee regularly reports decisions to and seeks input from our Board of Directors regarding major matters, such as changes to the compensation of our Named Executive Officers.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
Each year, the Compensation Committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The Compensation Committee also conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the year. The Compensation Committee's authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.cardlytics.com.
In making its determinations, the Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.
Setting Target Total Direct Compensation
The Compensation Committee reviews the base salary levels, short-term incentive compensation opportunities and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted.
In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual Named Executive Officer's knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each Named Executive Officer's role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;

•our Chief Executive Officer's compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;
•our financial performance relative to our compensation peer group;
•the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our Chief Executive Officer with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinate in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. In making its decisions, which are subjective in nature, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer and business judgment.
The Compensation Committee does not engage in formal benchmarking against other companies' compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels. Generally, the Compensation Committee considers the range between the 25th and 75th percentiles of the competitive market data that it reviews as the starting point for its discussions of the appropriate compensation levels for our Named Executive Officers.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our Chief Executive Officer. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management's perspective on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer's proposals with respect to program structures, as well as our Chief Executive Officer's recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on our Chief Executive Officer's evaluation of their performance for the prior year.
At the beginning of each year, our Chief Executive Officer reviews the performance of our other Named Executive Officers based on such individual's level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our Chief Executive Officer and the Named Executive Officers.
The Compensation Committee reviews and discusses our Chief Executive Officer's proposals and recommendations and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our Chief Executive Officer also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving our Chief Executive Officer's own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In 2023, the Compensation Committee engaged Compensia, Inc. ("Compensia"), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and assist with the data analysis and selection of the compensation peer group.
During 2023, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:
•consultation with the Compensation Committee chairperson and other members between Compensation Committee meetings;

•review, research and updating of our compensation peer group;
•an analysis of competitive market data for our Named Executive Officers and evaluation of how the compensation we pay our Named Executive Officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•a review of competitive market practices for equity compensation, including burn rate and overhang;
•a review and assessment of executive severance and change-in-control agreements;
•an analysis of the bonus structure for the Company sales positions;
•an analysis of the compensation for the Company;
•an assessment of executive compensation trends within our industry, and providing updates on corporate governance and regulatory issues and developments;
•consideration of the adoption of an inducement equity compensation plan;
•consideration of a stock option exchange program; and
•support on other ad hoc matters throughout the year.
The terms of Compensia's engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management on data collection and job matching for our executive officers. In 2023, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules and such other factors as were deemed relevant under the circumstances, the Compensation Committee has evaluated Compensia's independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies.
This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group, however, is only one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Named Executive Officers.
At the end of 2022 and into the beginning of 2023, the Compensation Committee used the following compensation peer group to analyze the compensation of our Named Executive Officers and make its initial compensation decisions for the year. This compensation peer group, which was finalized in October 2022 with the assistance of Compensia, was comprised of publicly traded technology companies. In evaluating the companies comprising the compensation peer group, Compensia considered the following primary criteria which did not change from the prior year:
•publicly traded companies headquartered in the United States with a preference for companies headquartered in the Southeast portion of the United States;
•companies in the software/Internet and advertising GICS sub-industry sectors;
•similar revenues – within a range of ~0.5x to ~2.5x our prior four quarters' revenues; and
•similar market capitalization – within a range of ~0.25x to ~4.0x our then-market capitalization.

This compensation peer group consisted of the following companies:

ADTHEORENT
DOMO
Eventbrite
everbridge
MOMENTIVE
LiveRamp
Magnite
nerdwallet
PagerDuty
PROS
PubMatic
Q2
SEMRUSH
yext
Quotient
zuora
upland
ZETA
QUINSTREET

This compensation peer group was used by the Compensation Committee throughout 2023 as a reference for understanding the competitive market for executive positions in our industry sector.
The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from broad survey cuts drawn from the Radford Global Technology Survey database, covering U.S. based technology companies with revenue between $150 million and $750 million, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target short-term incentive compensation opportunities and long-term incentive compensation opportunities.
The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition if warranted, considering changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, short-term incentive compensation opportunities and long-term incentive compensation opportunities in the form of equity awards:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Short-Term Incentive Compensation	Variable	Cash	Designed to motivate our executives to achieve specific business objectives and provide financial incentives when we meet or exceed our objectives during the operative period.
Long-Term Incentive Compensation	Variable	Equity awards in the form of RSU awards and/or PSU awards that may be settled for shares of our common stock.	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation that is intended to attract and retain highly talented individuals. We use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm's-length negotiations at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer's performance, individual contributions and responsibilities target total direct compensation opportunity and equity ownership and market conditions.
In February 2023, the Compensation Committee reviewed the base salaries of our incumbent-Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described in "Compensation-Setting Process – Setting Target Total Direct Compensation" above. Following this review, the Compensation Committee determined to increase the base salary for Mr. Lynton based on a competitive market analysis prepared by Compensia reflecting that his base salary and target total cash compensation were below the 25th percentile as compared to our peers, and to maintain our Chief Executive Officer's base salary at $500,000 and Mr. Christiansen's base salary at $350,000. Mr. Gupta's base salary was not addressed as he was appointed in January 2023.
The 2023 base salaries of our Named Executive Officers were as follows:

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Adjustment
Mr. Temsamani	$500,000	$500,000(1)	—%
Mr. Gupta	$—	$350,000(2)	n/a
Mr. Lynton	$269,989	$325,000	20%
Mr. Christiansen	$350,000	$350,000(3)	—%
(1)These 2023 base salaries were effective as of April 1, 2023.
(2)Mr. Gupta was appointed Chief Operating Officer on January 23, 2023 with an annual base salary of $350,000.
(3)Mr. Christiansen resigned as Chief Financial Officer on July 21, 2023.
The base salaries paid to our Named Executive Officers during 2023 are set forth in the “2023 Summary Compensation Table” below.
Ms. DeSieno was appointed to Chief Financial Officer effective as of August 14, 2023, with an initial annual base salary of $400,000.
Short-Term Incentive Compensation
In 2023, we provided all of our employees, including our Named Executive Officers, with the opportunity to earn annual incentives in the form of bonus awards to compensate them for the achievement of pre-established annual corporate performance objectives and their individual performance. The corporate performance objectives were designed to align with the annual financial measures contained in the budget developed by our management and reviewed and approved by our Board of Directors.
On March 31, 2023, the Compensation Committee approved the Cardlytics 2023 Bonus Plan (the "2023 Bonus Plan") to provide eligible participants, including our Named Executive Officers, with the opportunity to earn a cash bonus based upon the achievement of pre-established corporate performance objectives as well as the participants' individual performance during the year. For the full year, participants were eligible to earn bonus payouts in amounts ranging from 0% to 140% of the allotted amount based on corporate achievement, with an adjustment of bonus payments, either upward or downward, based on an assessment of each participant's individual performance.
The target performance levels for the corporate measures represented goals that were designed to be difficult to fully achieve. Bonus amounts earned were to be paid after the end of the year.

Target Annual Short-Term Incentive Compensation Opportunities
For purposes of the 2023 Bonus Plan, bonuses were to be based upon a specific percentage of each participant's annual base salary. In February 2023, the Compensation Committee reviewed the target annual short-term incentive compensation opportunities of our then-Named Executive Officers. Following this review and after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our Chief Executive Officer (except with respect to his own target annual short-term incentive compensation opportunity), as well as the other factors described in in "Compensation-Setting Process – Setting Target Total Direct Compensation" above, the Compensation Committee determined to maintain the target annual short-term incentive compensation opportunity of each of our then-Named Executive Officers at 75% of his or her annual base salary.
Accordingly, the target annual short-term incentive compensation opportunities of our Named Executive Officers as determined in 2023 were as follows:

Named Executive Officer	2023 Target Annual Bonus Opportunity (as a percentage of base salary)	2023 Target Annual Bonus Opportunity ($)
Mr. Temsamani	75%	$375,000
Mr. Gupta	75%	$246,678(1)
Mr. Lynton	75%	$233,576(2)
Mr. Christiansen	75%	$262,500(3)
(1)Mr. Gupta's target annual short-term incentive compensation opportunity was effective on January 23, 2023, his first day as our Chief Operating Officer.
(2)Mr. Lynton's target annual short-term incentive compensation opportunity increased from $202,500 to $240,000 when his annual base salary was increased from $269,989 to $325,000 effective on April 1, 2023.
(3)Mr. Christiansen resigned as Chief Financial Officer on July 21, 2023.
Ms. DeSieno was appointed to Chief Financial Officer effective as of August 14, 2023. The target annual bonus opportunity described above was approved prior to Ms. DeSieno's appointment. Following her appointment to Chief Financial Officer she was eligible for a prorated portion of the 2023 bonus, with an initial target annual bonus opportunity of 75%.
Corporate Performance Objectives
In March 2023, the Compensation Committee selected adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") as the corporate performance measure for purposes of determining potential annual bonus payouts under the 2023 Bonus Plan. For this purpose:
•"Adjusted EBITDA" is a non-GAAP financial measure that is defined as our net loss before income tax benefit; interest expense, net; depreciation and amortization expense; stock-based compensation expense; foreign currency gain (loss); impairment of goodwill and intangible assets; deferred implementation costs; restructuring and reduction of force costs; acquisition and integration costs (benefits); and change in fair value of contingent consideration. We do not consider these excluded items to be indicative of our core operating performance.
The Compensation Committee selected "adjusted EBITDA" as the corporate performance measures for the 2023 Bonus Plan based on its belief that it is the most appropriate top-line and bottom-line indicator of the effectiveness of our growth strategy and our ability to continue to make large investments to evolve our platform. Adjusted EBITDA is a key measure used by management to understand and evaluate the core operating performance and trends and to generate future operating plans, make strategic decisions regarding the allocation of capital and invest in initiatives that are focused on cultivating new markets for our solution. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. Reconciliations from adjusted EBITDA to net loss and from adjusted contribution to gross profit are set forth in Appendix A to this Proxy Statement.
Using the levels described in the table below, the Compensation Committee established an annual target level for adjusted EBITDA, which was set above adjusted EBITDA achieved by the Company in 2022. The Compensation Committee established an annual threshold performance level below which no payout would be made. The Compensation Committee selected these target levels in order to incentivize performance and ensure the business rewards employees based on both the Company's performance and individual performance. Further, as demonstrated in the table below, 100% of the corporate component could not be paid out unless the target performance level for the corporate performance measure was achieved. A lower payout of 50% - 99.9% would be paid out if the threshold was achieved but the target was not achieved to recognize performance while still incentivizing achievement of the target performance level.
Potential bonuses for our Named Executive Officers under the 2023 Bonus Plan could range from 0% to 140% of their target annual short-term incentive compensation opportunity with respect to the adjusted EBITDA corporate performance measure.

Below is the payout methodology for our actual performance for the full year under the corporate performance component of the 2023 Bonus Plan:
2023 Bonus Plan Methodology

Adjusted EBITDA (1)	Adjust EBITDA Amounts (in millions)	Payout
Below Threshold	($6.41) million or less	0%
Threshold	($6.40) million	50%
Threshold to Target	($6.39) million to ($2.61) million	51% to 99%
Target	($2.60) million	100%
Above Target	($2.59) million to $20.00 million	101% to 140%
(1) For purposes of the 2023 Bonus Plan, achievement of the adjusted EBITDA performance objective was to be determined by comparing results to the target level with all bonus expense and budgeted capital software development expense removed. The target levels for the adjusted EBITDA performance objectives are exclusive of eligible executive bonus payouts earned.
Individual Annual Performance Review Impact
In addition to achieving the corporate performance measure target levels, each Named Executive Officer received an annual performance review for 2023. This individual performance review rating would directly impact their potential 2023 annual bonus payment. Each Named Executive Officer received a bonus payment based on the corporate performance level achieved adjusted for their individual performance based on the results of their annual performance review.

Individual Performance Review Rating	Individual Performance Review Rating Scale	Individual Performance Adjustment Percentage
Transformative Impact	5	140%
Significant Impact	4	110%
Satisfactory Impact	3	100%
Minimal Impact	2	50%
No Impact	1	0%
2023 Bonus Plan Payments
For the full year of 2023, our financial results were as follows for purposes of the 2023 Bonus Plan:

Corporate Performance Measure	Target Performance Level	Threshold Performance Level	Actual Performance Level	Attainment Percentage	Attainment Percentage Adjusted for Individual Performance(1)	Bonus Payout as a Percentage of Salary
Adjusted EBITDA	$(2,600,000)	$(6,400,000)	$(3,100,000)	93.1%	102.4%	76.8%
Payout						76.8%
(1)All Named Executive Officers received a "Significant Impact" rating during their 2023 annual performance review.
The corporate performance measure for the 2023 Bonus Plan was met at 93.1%; however, each of our Named Executive Officers attained individual performance rating of Significant Impact (110%), which increased the payout percentage from 93.1% to 102.4%. Each Named Executive Officer's bonus opportunity was equal to 75% of their annual base salary. Applying a payout percentage of 102.4%, each Name Executive Officer received an annual bonus equal to 76.8% of their respective base salary. Mr. Gupta and Ms. DeSieno's bonus opportunity was prorated based off of their respective start dates. Our Named Executive Officers received the following bonus payouts for 2023.

Named Executive Officer	Target Annual Bonus ($)	Pre-Payment Annual Bonus Opportunity ($)	Annual Bonus Payout Approved ($)	Annual Bonus Payout, Excluding Pre-Payment ($)
Mr. Temsamani	$375,000.00	$—	$384,038	$384,038
Mr. Gupta	$246,678.08	$39,375	$252,623	$213,248
Ms. DeSieno	$115,068.49	$—	$117,842	$117,842
Mr. Lynton	$233,576.77	$36,563	$239,206	$202,643
Mr. Christiansen(1)	$262,500.00	$—	$—	$—
(1) Mr. Christiansen resigned as our Chief Financial Officer on July 21, 2023.
The Compensation Committee approved a prepayment to Mr. Gupta and Mr. Lynton a portion of their 2023 bonus equal to 15% of their 2023 target annual bonus opportunities. These bonus prepayments were to be retained by Mr. Gupta and Mr. Lynton regardless of whether they received an annual bonus based on the Company's 2023 performance in whole or in part. Because Mr. Gupta and Mr. Lynton received an annual bonus based on the Company's 2023 performance, the bonus prepayment was subtracted from their annual bonus payouts. No other Named Executive Officer received a bonus prepayment.
The bonuses paid to our Named Executive Officers for 2023 are set forth in the "2023 Summary Compensation Table" below.
Long-Term Equity Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market. Typically, we have granted equity awards to our Named Executive Officers as part of the Compensation Committee's annual review of our executive compensation program.
Currently, we use RSU awards with time-based vesting requirements that may be settled for shares of our common stock to retain, motivate, and reward our Named Executive Officers, and encourage them to drive long-term increases in the value of our common stock. We believe that because such awards represent the right to receive shares of our common stock upon settlement and have value even in the absence of stock price appreciation, so we are able to incentivize and retain our Named Executive Officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSU awards also serve as an incentive which aligns with the long-term interests of our Named Executive Officers and stockholders.
Prior to 2023, we granted PSU awards subject to pre-established performance conditions that may be earned and, upon vesting, may be settled for shares of our common stock to retain, motivate and reward our Named Executive Officers and encourage them to drive long-term increases in the value of our common stock. The Compensation Committee continues to believe that PSU awards serve as an effective source of motivation to our Named Executive Officers to drive our financial performance. In addition, PSU awards provide a direct link between compensation and stockholder return, thereby motivating our Named Executive Officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives. The Compensation Committee intends to evaluate additional PSUs grants in the future.
To date, the Compensation Committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards. Instead, in making these decisions, the Compensation Committee has exercised its judgment as to the amount and form of the awards after considering the factors described in "Governance of Executive Compensation Program – Compensation-Setting Process" above. Based upon these factors, the Compensation Committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
During 2023, the Compensation Committee granted long-term incentive compensation opportunities to our Named Executive Officers in the form of time-based RSU awards only no PSU awards were granted. The number of shares of our common stock subject to the equity awards granted was determined by the Compensation Committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer, the amount of equity compensation held by each Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives) and the other factors described in "Compensation-Setting Process – Setting Target Total Direct Compensation" above.

The RSU awards granted to our Named Executive Officers during 2023 were as follows:

Named Executive Officer	RSU Awards granted during 2023
Mr. Temsamani	200,000
Mr. Gupta	350,000
Ms. DeSieno	350,000
Mr. Lynton	100,000
Mr. Christiansen	—
RSU Awards
Most time-based RSU awards vest over a one- to two-year period, with a vesting schedule that varies over that respective time period contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. Subject to any capitalization adjustment (as defined in the 2018 Equity Incentive Plan), one share of our common stock (or its cash equivalent, at the discretion of the Company) will be issued for each RSU that vests.
Equity Award Grant to Mr. Temsamani
On April 5, 2023, our Compensation Committee approved the grant of 200,000 RSUs to Mr. Temsamani, our Chief Executive Officer, as part of his 2023 annual compensation review. The RSU award is subject to the terms of the RSU award agreement by and between the Company and Mr. Temsamani. Twenty-five percent of the RSUs vested on each of July 1, 2023 and October 1, 2023, January 1, 2024 and April 1, 2024, respectively.
Equity Award Grant to Mr. Gupta
On January 23, 2023, our Compensation Committee approved the grant of 350,000 RSUs to Mr. Gupta, our Chief Operating Officer, as part of his compensation arrangement to join the company. The RSU award is subject to the terms of the 2022 Inducement Plan and an RSU award agreement by and between the Company and Mr. Gupta. Fifty percent of the RSU award vested on January 23, 2024, and the remaining 50% of the RSU Award shall vest quarterly over the following year, subject to his continuous service with the Company as of each respective vesting date.
Equity Award Grant to Mr. Lynton
On April 5, 2023, our Compensation Committee approved the grant of 100,000 RSUs to Mr. Lynton, our Chief Legal and Privacy Officer, as part of his 2023 annual compensation review. The RSU award is subject to the terms of the RSU award agreement by and between the Company and Mr. Lynton. Twenty-five percent of the RSUs vested on each of July 1, 2023 and October 1, 2023, January 1, 2024 and April 1, 2024, respectively.
Equity Award Grant to Ms. DeSieno
On August 14, 2023, our Compensation Committee approved the grant of 350,000 RSUs to Ms. DeSieno, our Chief Financial Officer, as part of her compensation arrangement to join the company. The RSU award is subject to the terms of the 2022 Inducement Plan and an RSU award agreement by and between the Company and Ms. DeSieno. Fifty percent of the RSU award shall vest on August 14, 2024, and the remaining 50% of the RSU Award shall vest quarterly over the following year, subject to her continuous service with the Company as of each respective vesting date.
The equity awards granted to our Named Executive Officers during 2023 are set forth in the "2023 Summary Compensation Table" and the "Grants of Plan-Based Awards in 2023 Table" below.
Health and Welfare Benefits; Section 401(k) Plan
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short- and long-term disability insurance, commuter benefits and reimbursement for mobile phone coverage. We pay the monthly premiums for the medical benefits plan selected by each Named Executive Officer.

We also maintain a Section 401(k) retirement plan (the "Section 401(k) Plan") that provides eligible U.S. employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the "Code"). Contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to such participant's directions. Employees are immediately and fully vested in their contributions. The Section 401(k) plan is intended to be qualified under Section 401(a) of the Code with the Section 401(k) plan’s related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the Section 401(k) Plan. We match 50% of the first 5% of each participant's contributions.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective and for recruitment and retention purposes. During 2023, no perquisites were provided to our Named Executive Officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Post-Employment Compensation
We have entered into Amended and Restated Separation Pay Agreements (the "Separation Pay Agreements") with each of our Named Executive Officers. Each of the Separation Pay Agreements provides for "at will" employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause). The Separation Pay Agreements provide that, upon execution of a separation and release agreement in favor of the Company, the Named Executive Officer will receive certain payments and benefits in the event we terminate his or her employment "without cause" or he or she resigns for “good reason” (as each term is defined in the Separation Pay Agreement).
Further, in the event we consummate a "change in control" (as that term is defined in our 2018 Equity Incentive Plan) and either 90 days prior to or one year after such change in control, either (a) the Named Executive Officer's employment is terminated by us for any reason other than "cause" (as defined in the Separation Pay Agreement) or by him or her for "good reason" (as defined in the Separation Pay Agreement), (b) his or her role, responsibilities or duties are materially changed, reduced or eliminated, (c) his or her compensation is materially reduced or (d) the geographic location of his or her employment is materially changed (each an "Acceleration Event"), then all of the then outstanding and unvested stock options, restricted share awards, and RSU awards which were granted prior to such change in control will immediately and fully vest and become exercisable on such Acceleration Event.
These Separation Pay Agreements provide reasonable compensation in the form of severance pay and certain limited benefits to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements provided by these agreements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were approved by our Board of Directors after an analysis of competitive market data.
Under the Separation Pay Agreements, all acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment or a constructive termination of employment by a Named Executive Officer (a so-called "double-trigger" arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of equity awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or "gross-ups") relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.

We believe that reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
Transition Agreement with Mr. Christiansen
On March 17, 2023, Mr. Christiansen informed us that he intended to resign from all positions with the Company, including as our Chief Financial Officer, effective as of July 21, 2023 (the "Separation Date"). In connection with Mr. Christiansen's resignation, on March 21, 2023, the Company and Mr. Christiansen entered into a Transition Agreement, which replaced the prior Amended and Restated Separation Pay Agreement between Mr. Christiansen and the Company, dated as of March 4, 2020. Pursuant to the Transition Agreement, Mr. Christiansen continued in his role as Chief Financial Officer through the Separation Date, and we paid Mr. Christiansen $29,166.67 per month. In addition, pursuant to the Transition Agreement, upon the Separation Date and Mr. Christiansen's signing of a separate Release Agreement that contains both a release of claims against the Company and certain restrictive covenants that are binding upon Mr. Christiansen, the Company would pay Mr. Christiansen a separation payment of $350,000 over a period of 12 months beginning on the Separation Date, and we also agreed to reimburse Mr. Christiansen on a monthly basis for the COBRA premiums actually paid by Mr. Christiansen for up to 12 months following the Separation Date, subject to certain criteria. Any unvested equity awards of Mr. Christiansen were forfeited upon the Separation Date.
Short-Selling, Hedging, and Pledging
Under our Insider Trading Policy, our employees (including officers) and the non-employee members of our Board of Directors are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, holding our securities in margin accounts, pledging our securities or other inherently speculative transactions with respect to our stock at any time.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers, non-employee directors, and other employees. This compensation expense is based on the grant date "fair value" of the equity award and, in most cases, will be recognized ratably over the award's requisite service period (which, generally, will correspond to the award's vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Other Compensation Policies
Stock Ownership Policy
We maintain stock ownership guidelines for our non-employee directors, our Chief Executive Officer and our other Named Executive Officers. Our non-employee directors, Chief Executive Officer and our other Named Executive Officers are required to own shares of our common stock with a value equal to at least the following:

Position	Ownership Requirement
Non-Employee Directors	5X base salary
Chief Executive Officer	5X base salary
Other Named Executive Officers	1X base salary
Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or a Named Executive Officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Named Executive Officers and non-employee members of our Board of Directors with our stockholders. Under our stock ownership guidelines, only shares owned outright count toward the satisfaction of the ownership guidelines. Subject to the phase-in periods, the non-employee directors, our Chief Executive Officer and our other Named Executive Officers are currently compliant with the stock ownership guidelines.
Compensation Recovery ("Clawback") Policy
In October 2023, the Compensation Committee amended and restated the Cardlytics, Inc. Incentive Compensation Recoupment Policy (the "Clawback Policy") to comply with Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and Listing Rule 5608 of the listing standards of Nasdaq.

Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to each of our "covered employees" that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Named Executive Officers in a manner consistent with the goals of our executive compensation program, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).

EXECUTIVE COMPENSATION
2023 Summary Compensation Table
The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2021, 2022 and 2023 by our Named Executive Officers, which includes our principal executive officer, each individual who served as our principal executive officer during 2023, and our other most highly compensated executive officers as of December 31, 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Karim Temsamani, Chief Executive Officer and Director(11)	2023	500,001	968,000	(1)	—		384,038	(8)	33,905	(9)	1,885,944
	2022	166,667	16,909,931	(2)	250,000		—		7,357	(9)	17,333,955
Amit Gupta, Chief Operating Officer(12)	2023	331,002	1,925,000	(3)	100,000	(6)	252,623	(8)	28,002	(9)	2,636,627
Alexis DeSieno, Chief Financial Officer(13)	2023	153,538	4,784,500	(4)	165,000	(7)	117,842	(8)	7,086	(9)	5,227,966
Nick Lynton, Chief Legal and Privacy Officer(14)	2023	311,247	484,000	(5)	—		239,206	(8)	26,972	(9)	1,061,425
	2022	243,495	1,305,825		2,500		11,075		13,057	(9)	1,575,952
Andrew C. Christiansen, Former Chief Financial Officer(14)	2023	197,538	—		—		—		166,205	(9)(10)	363,743
	2022	350,000	4,305,754		—		44,298		21,113	(9)	4,721,165
	2021	338,333	3,035,858		56,700		132,300		12,949	(9)	3,576,140
(1)The reported amounts include the grant date fair value of 200,000 service-based RSUs vesting over a one-year period that were granted to Mr. Temsamani in April 2023.
(2)The reported amounts include the grant date fair value of 1,345,261 service-based RSUs vesting over a four-year period that were granted to Mr. Temsamani in September 2022.
(3)The reported amounts include the grant date fair value of 350,000 service-based RSUs vesting over a two-year period that were granted to Mr. Gupta in January 2023.
(4)The reported amounts include the grant date fair value of 350,000 service-based RSUs vesting over a two-year period that were granted to Ms. DeSieno in August 2023.
(5)The reported amounts include the grant date fair value of 100,000 service-based RSUs vesting over a one-year period that were granted to Mr. Lynton in April 2023.
(6)The reported amount reflects a signing bonus of $100,000.
(7)The reported amount reflects the signing bonus of $165,000.
(8)The reported amount reflects the 2023 annual bonus received in connection with 2023 bonus plan.
(9)This amount includes our Section 401(k) plan matching contributions as well as life and health insurance premiums paid by us.
(10)The reported amount includes severance payments of $145,833 that were accrued during 2023.
(11)Mr. Temsamani was not a Named Executive Officer for the year ended December 31, 2021.
(12)Mr. Gupta was not a Named Executive Officer for the years ending December 31, 2021 or 2022.
(13)Ms. DeSieno was not a Named Executive Officer for the years ending December 31, 2021 or 2022.

(14)Mr. Lynton was not a Named Executive Officer for the year ended December 31, 2021.
(15)Mr. Christiansen, our former Chief Financial Officer, resigned from his position effective as of July 21, 2023.
Grants of Plan-Based Awards in 2023 Table
The following table shows certain information regarding the time-based RSU awards granted under our 2018 Equity Incentive Plan and the 2022 Inducement Plan to our Named Executive Officers during 2023.

Name and Principal Position	Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards		Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Shares (#)
Karim Temsamani, Chief Executive Officer and Director	RSU	4/5/2023				200,000	(2)	968,000
		(1)	187,500	375,000	525,000
Amit Gupta, Chief Operating Officer	RSU	1/23/2023				350,000	(3)	1,925,000
		(1)	123,339	246,678	345,349
Alexis DeSieno, Chief Financial Officer	RSU	8/14/2023				350,000	(3)	4,784,500
		(1)	57,534	115,068	161,095
Nick Lynton, Chief Legal and Privacy Officer	RSU	4/5/2023				100,000	(2)	484,000
		(1)	116,789	233,577	327,008
(1)These rows represent possible payouts pursuant to the short-term incentive compensation 2023 Bonus Plan. For more information about the 2023 Bonus Plan and the amounts actually awarded to our Named Executive Officers, see "Compensation Discussion and Analysis."
(2)The reported awards include service-based restricted stock units vesting over a one-year period, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.
(3)The reported awards include service-based restricted stock units vesting over a two-year period, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information about equity awards granted to our Named Executive Officers that remain outstanding as of December 31, 2023:

	Option Awards(1)				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Karim Temsamani, Chief Executive Officer and Director					924,867	(2)	8,518,025	(11)
					100,000	(10)	921,000	(11)
Amit Gupta, Chief Operating Officer					350,000	(2)	3,223,500	(11)
Alexis DeSieno, Chief Financial Officer					350,000	(2)	3,223,500	(11)
Nick Lynton, Chief Legal and Privacy Officer	779	—	24.48	4/1/2027
					1,613	(3)	14,856	(11)
					806	(3)	7,423	(11)
					807	(3)	7,432	(11)
					6,312	(4)	58,134	(11)
					6,312	(5)	58,134	(11)
					6,312	(5)	58,134	(11)
					807	(6)	7,432	(11)
					1,364	(7)	12,562	(11)
					5,812	(8)	53,529	(11)
					17,358	(9)	159,867	(11)
					50,000	(10)	460,500	(11)

(1)All of the option awards listed in the table above were granted under our 2008 Stock Plan.
(2)These shares represent awards granted under our 2022 Inducement Plan.
(3)These shares represent unvested shares underlying a PSU award granted in April 2020 and were forfeited in April 2024 due to the performance targets not being met.
(4)These shares represent unvested shares underlying a PSU award granted in August 2022. The unvested shares vest in April 2026 if the performance targets are met.
(5)These shares represent unvested shares underlying a PSU award granted in August 2022. The unvested shares vest in April 2026 if the performance targets are met.
(6)These shares represent unvested shares underlying a RSU award granted in April 2020 and will vest in April 2024.
(7)These shares represent unvested shares underlying a RSU award granted in April 2021. In April 2024, 50% of this grant vested. The remaining unvested portion of this grant will vest in April 2025.
(8)These shares represent unvested shares underlying a RSU award granted in March 2022. The remaining unvested shares vest in equal amounts quarterly for nine quarters.
(9)These shares represent unvested shares underlying a RSU award granted in July 2022. The remaining unvested shares vest in equal amounts quarterly for 11 quarters.
(10)These shares represent unvested shares underlying a RSU award granted in April 2023 award and 50% of such shares vested on January 1, 2024 and 50% of such shares vested in April 2024.
(11)The market value amount is calculated based on the closing price of our common stock of $9.21 per share on December 29, 2023.

Option Exercises and Stock Vested in 2023 Table
The following table provides certain information with respect to RSU award and PSU award vesting for our Named Executive Officers during 2023. None of our Named Executive Officers exercised any stock options during 2023.

	Stock Awards
Name and Principal Position	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Karim Temsamani, Chief Executive Officer and Director	520,394	$7,635,245
Amit Gupta, Chief Operating Officer	—	$—
Alexis DeSieno, Chief Financial Officer	—	$—
Nick Lynton, Chief Legal and Privacy Officer	70,216	$804,451
Andrew Christiansen, Former Chief Financial Officer	61,540	$714,981
(1)Consists of performance-based units granted in 2020 that vest over a four-year period, RSU awards granted in 2022 that vest over a four-year period or vest over a two-year period and RSU awards granted in 2023 that vest over a two-year period or vest over a one-year period. Upon vesting, the RSU awards were settled by issuing that number of shares of our common stock that equal the number of units that have been earned and vested.
(2)The value realized on vesting is equal to the closing price per share of our common stock on the vesting date multiplied by the number of units vested on that date. Upon vesting, the RSU awards were settled by issuing that number of shares of our common stock that equal the number of units that vested.
Employment, Severance and Change in Control Agreements
Employment Arrangements and Offer Letters
Each of our Named Executive Officers' employment is "at will" and may be terminated at any time, subject to his or her right to receive certain post-employment payments and benefits, as described below under "Potential Payments Upon Termination or Change of Control."
Potential Payments upon Termination or Change of Control
The following table summarizes the estimated payments and benefits to be made to our Named Executive Officers under the terms of their Separation Pay Agreements in the event of a termination of employment without cause or for good reason in connection with a change in control of the Company. The Separation Pay Agreements provide that, upon execution of a separation and release agreement in favor of the Company, the Named Executive Officer will receive certain payments and benefits in the event we terminate his or her employment "without cause" or he or she resigns for "good reason" (as each term is defined in the Separation Pay Agreement). In accordance with SEC rules, the following table does not include any amount to be provided to a Named Executive Officer under any arrangement that does not discriminate in scope, terms, or operation in favor of the Named Executive Officer and that are available generally to all salaried employees. Also, the following table does not duplicate information already provided in the "2023 Outstanding Equity Awards at Fiscal Year-End Table," except to the extent the amount payable to the Named Executive Officer would be enhanced by the termination event. The amounts in the following table are hypothetical. Actual payments will depend on the circumstances and timing of any actual termination of employment.
In accordance with SEC rules, for purposes of the quantitative disclosure in the following table, we have assumed the termination of employment took place on December 31, 2023 under the terms of the current Separation Pay Agreements, and the price per share of our common stock is the closing price of our common stock per share as reported on The Nasdaq Global Market on December 29, 2023, or $9.21.

Name	Termination Upon a Change of Control by Company Without Cause or by Employee for Good Reason ($ for 12 month period)
Karim Temsamani
Severance Payment(1)	500,000
Acceleration of Equity Awards(2)	3,050,506
Health Insurance Benefits(1)	33,905
Total	3,584,411
Amit Gupta
Severance Payment(1)	350,000
Acceleration of Equity Awards(2)	1,611,750
Health Insurance Benefits(1)	28,002
Total	1,989,752
Alexis DeSieno
Severance Payment(1)	350,000
Acceleration of Equity Awards(2)	1,611,750
Health Insurance Benefits(1)	7,086
Total	1,968,836
Nick Lynton
Severance Payment(1)	325,000
Acceleration of Equity Awards(2)	898,003
Health Insurance Benefits(1)	26,972
Total	1,249,975
(1)If we terminate the employment of a Named Executive Officer without cause or a Named Executive Officer resigns for good reason, the Named Executive Officer will be paid 12 months of base salary, the pro-rated portion of their annual bonus if qualified, and the Named Executive Officer will receive continued medical benefits for 12 months.
(2)If 90 days prior or one year after a change of control of the Company, one of the following events occurs with respect to a Named Executive Officer, then all outstanding and unvested options, restricted shares or restricted stock units will immediately fully vest and become exercisable:
a.terminated without cause (as defined in the Separation Pay Agreement) or by the Named Executive Officer for good reason (as defined in the Separation Pay Agreement);
b.role and responsibilities or duties are materially changed, reduced or eliminated;
c.compensation is materially reduced; or
d.geographic location of employment is materially changed.
Transition Agreement with Mr. Christiansen
On March 17, 2023, Mr. Christiansen informed us that he intended to resign from all positions with the Company, including as Chief Financial Officer of the Company, effective as of July 21, 2023 (the "Separation Date"). In connection with Mr. Christiansen's resignation, on March 21, 2023, the Company and Mr. Christiansen entered into a Transition Agreement, which replaced the prior Amended and Restated Separation Pay Agreement between Mr. Christiansen and the Company, dated as of March 4, 2020. Pursuant to the Transition Agreement, Mr. Christiansen continued in his role as Chief Financial Officer through the Separation Date, and we paid Mr. Christiansen $29,166.67 per month. In addition, pursuant to the Transition Agreement, upon the Separation Date and Mr. Christiansen's signing of a separate Release Agreement that contains both a release of claims against the Company and certain restrictive covenants that are binding upon Mr. Christiansen, the Company would pay Mr. Christiansen a separation payment of $350,000 over a period of 12 months beginning on the Separation Date, and we also agreed to reimburse Mr. Christiansen on a monthly basis for the COBRA premiums actually paid by Mr. Christiansen for up to 12 months following the Separation Date, subject to certain criteria. Any unvested equity awards of Mr. Christiansen were forfeited upon the Separation Date.

Pay Ratio Disclosure
Under Item 402(u) of Regulation S-K, we are required to calculate and disclose the median of the annual total compensation of all our employees (except our Chief Executive Officer), the annual total compensation of our Chief Executive Officer and the ratio of the median of the annual total compensation of all our employees compared to the annual total compensation of our Chief Executive Officer (the "CEO Pay Ratio"). Since there has been no change in our employee population or employee compensation arrangements in the past year that we reasonably believe would result in a significant change to our pay ratio disclosure, we have elected to use the same median employee that was identified for 2022 to calculate our 2023 CEO pay ratio, as allowed by Item 402(u) of Regulation S-K.
To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, seasonal and temporary employees as of December 31, 2022.
•We identified our median employee from our employee population based on each employee's 2022 base salary.
•Base salaries paid in foreign currencies were converted to U.S. dollars based on the exchange rates in effect on December 31, 2022.
To determine their total compensation of the median employee we calculated the annual total compensation of this employee for 2023 in accordance with the requirements of the Summary Compensation Table.
For 2023, the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $252,016 and the annual total compensation of our Chief Executive Officer, as reported in the 2023 Summary Compensation Table included in this Proxy Statement, was $1,885,944. Based on this information, the ratio of our Chief Executive Officer's annual total compensation to the median of the annual total compensation of all our employees was 7:1.

PAY VS. PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our Primary Executive Officer ("PEO"), our Named Executive Officers ("NEO") and the financial performance of the Company based on certain financial performance measures. For further information concerning the Company's pay-for-performance philosophy and how we align executive compensation with our financial performance, refer to the "Compensation Discussion and Analysis" above.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO - Karim Temsamani, Chief Executive Officer(1)	Compensation Actually Paid to PEO - Karim Temsamani, Chief Executive Officer (2)	Summary Compensation Table Total for PEO - Lynne Laube, former Chief Executive Officer(1)	Compensation Actually Paid to PEO - Lynne Laube, former Chief Executive Officer (2)	Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)
2023	$1,885,944	$5,583,531	$—	$—	$2,322,440	$2,505,075
2022	$17,333,955	$8,199,633	$8,105,384	$11,009,497	$2,962,076	$(1,369,258)
2021	$—	$—	$6,625,395	$(15,130,174)	$2,803,310	$(5,836,574)
2020	$—	$—	$5,773,600	$34,104,283	$2,765,365	$13,724,075

	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)(9)	Company Selected Measure	Company Supplemental Measure
Year	Total Stockholder Return(7)	Peer Group Total Stockholder Return(8)		Adjusted Contribution (millions)(3)	Adjusted EBITDA (millions)(4)
2023	$159	$143	$(135)	$159	$4
2022	$9	$67	$(465)	$143	$(45)
2021	$46	$121	$(129)	$130	$(12)
2020	$227	$144	$(55)	$82	$(8)
(1)The dollar amounts reported in this column represent the amount of total compensation reported for Mr. Temsamani, our Chief Executive Officer, and Ms. Laube, our former Chief Executive Officer, for each covered fiscal year in the "Total" column of the Summary Compensation Table for each applicable fiscal year.
(2)The dollar amounts reported in this column represent the amount of "compensation actually paid" to Mr. Temsamani and Ms. Laube, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Mr. Temsamani and Ms. Laube during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Temsamani's and Ms. Laube's total compensation for each covered fiscal year to determine the compensation actually paid to each of them for such fiscal year:
(3)Adjusted Contribution is a non-GAAP measure for which Gross Profit is the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements. Adjusted contribution is defined as a measure by which revenue generated from our marketers exceeds the cost to obtain the purchase data and the digital advertising space from our partner. Adjusted contribution demonstrates how incremental revenue on our platforms generates incremental amounts to support our sales and marketing, research and development, general and administration and other investments. Adjusted contribution is calculated by taking our total revenue less our Partner Share and other third-party costs exclusive of deferred implementation costs, which is a non-cash cost. Adjusted contribution does not take into account all costs associated with generating revenue from advertising campaigns, including sales and marketing expenses, research and development expenses, general and administrative expenses and other expenses, which we do not take into consideration when making decisions on how to manage our advertising campaigns. Please refer to Appendix A for the "Reconciliation of GAAP Gross Profit to Adjusted Contribution."
(4)Adjusted EBITDA is a non-GAAP measure for which Net Loss is the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements. Adjusted EBITDA is defined as our net loss before income tax benefit; interest expense, net; depreciation and amortization expense; stock-based compensation expense; foreign currency gain (loss); impairment of goodwill and intangible assets; deferred implementation costs; restructuring and reduction of force costs; acquisition and integration (benefits) costs; and change in fair value of contingent consideration. Please refer to Appendix A for the "Reconciliation of GAAP Net Loss to Adjusted EBITDA."

PEO - Karim Temsamani, Chief Executive Officer
Year	Reported Summary Compensation Table Total for PEO	Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$1,885,944	$(968,000)	$4,665,587	$5,583,531
2022	$17,333,955	$(16,909,931)	$7,775,609	$8,199,633

PEO - Lynne Laube, former, Chief Executive Officer
Year	Reported Summary Compensation Table Total for PEO	Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$—	$—	$—	$—
2022	$8,105,384	$(7,575,254)	$10,479,367	$11,009,497
2021	$6,625,395	$(5,898,263)	$(15,857,306)	$(15,130,174)
2020	$5,773,600	$(5,332,211)	$33,662,894	$34,104,283
(a)The reported grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for each applicable fiscal year.
(b)The equity award adjustments for each covered fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of all equity awards granted during the applicable fiscal year that are outstanding and unvested as of the end of the applicable fiscal year; (ii) the amount equal to the change as of the end of the applicable fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the applicable fiscal year; (iii) for equity awards that are granted and vest in same applicable fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the applicable fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the applicable fiscal year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in the total compensation for the applicable fiscal year. The valuation assumptions used to calculate the fair values for purposes of determining "compensation actually paid" did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

PEO - Karim Temsamani, Chief Executive Officer
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested/Forfeited in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2023	$921,000	$(8,518,025)	$7,635,245	$4,627,367	$—	$4,665,587
2022	$7,775,609	$—	$—	$—	$—	$7,775,609

PEO - Lynne Laube, former Chief Executive Officer
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested/Forfeited in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2023	$—	$—	$—	$—	$—	$—
2022	$—	$—	$295,546	$(5,841,747)	$16,025,569	$10,479,367
2021	$3,501,448	$(15,135,022)	$—	$(4,223,732)	$—	$(15,857,306)
2020	$23,027,373	$8,989,875	$102,984	$1,542,662	$—	$33,662,894
(5)The dollar amounts reported in this column represent the average of the amounts of total compensation reported for our NEOs as a group (excluding Mr. Temsamani and Ms. Laube) for each applicable fiscal year in the "Total" column of the Summary Compensation Table. The names of each of the NEOs (excluding Mr. Temsamani and Ms. Laube) included for purposes of calculating the average amounts of total compensation in each applicable fiscal year are as follows: (i) for 2023, Mr. Gupta, Ms. DeSieno, Mr. Lynton and Mr. Christiansen; (ii) for 2022, Mr. Christiansen, Mr. Lynton and Kirk Somers, our former Chief of Legal and Privacy Officer; (iii) for 2021, Mr. Christiansen and Mr. Somers; and (iv) for 2020, Mr. Christiansen and Mr. Somers.
(6)The dollar amounts reported in this column represent the average amount of "compensation actually paid" to the NEOs as a group (excluding Mr. Temsamani and Ms. Laube), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to the NEOs as a group (excluding Mr. Temsamani and Ms. Laube) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding Mr. Temsamani and Ms. Laube) for each applicable fiscal year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,322,440	$(2,397,833)	$2,580,468	$2,505,075
2022	$2,962,076	$(3,934,969)	$(396,365)	$(1,369,258)
2021	$2,803,310	$(2,276,866)	$(6,363,018)	$(5,836,574)
2020	$2,765,365	$(2,429,300)	$13,388,010	$13,724,075
(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments
2023	$2,302,500	$(129,265)	$268,150	$132,868	$6,215	$2,580,468
2022	$342,519	$(2,588,113)	$114,281	$(962,317)	$2,697,265	$(396,365)
2021	$1,126,339	$(5,984,452)	$—	$(1,504,905)	$—	$(6,363,018)
2020	$9,671,454	$3,096,513	$78,564	$541,479	$—	$13,388,010
(7)Cumulative total stockholder return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period by our share price at the beginning of the measurement period.
(8)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Composite Index.
(9)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for each applicable fiscal year.

Financial Performance Measures
As described in greater detail in "Executive Compensation – Compensation Discussion and Analysis," our executive compensation program reflects a variable "pay-for-performance" philosophy. The performance measures that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our Chief Executive Officer and other NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by us to link executive compensation actually paid to our Chief Executive Officer and other NEOs, for the most recently completed fiscal year, to our performance are as follows:
a.Net Income (loss)
b.Adjusted EBITDA
c.Adjusted Contribution
d.Relative TSR (the Company's TSR as compared to a peer group established by the Compensation Committee)
e.Return on Investment
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in "Executive Compensation – Compensation Discussion and Analysis," our executive compensation program reflects a variable "pay-for-performance" philosophy. While we utilize several performance measures to align executive compensation with our performance, all of those performance measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the "Pay vs. Performance" table.
Compensation Actually Paid and Net Loss
The amount of compensation actually paid to Mr. Temsamani and Ms. Laube and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Temsamani and Ms. Laube) is generally aligned with our net income over the four years presented in the table. While we do not use net income as a performance measure in our executive compensation program, the measure of net income is correlated with the measure adjusted contribution and adjusted EBITDA, which we do use for when setting goals in our short-term incentive compensation program and the performance-based RSUs that were awarded during 2020, 2021 and 2022 to our PEOs and other NEOs.

Compensation Actually Paid vs. Net Loss
Compensation Actually Paid
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
$(15,000,000)
Net Loss (in millions)
$0
$-100
$-200
$-300
$-400
$-500
12/31/20
12/31/21
12/31/22
12/31/23
PEO - Lynne Laube
PEO - Karim Temsamani
Average for Non-PEO NEOs
Net Loss

Compensation Actually Paid and Adjusted Contribution
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Temsamani and Ms. Laube, and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Temsamani and Ms. Laube), is generally aligned with our adjusted contribution over the four years presented in the table. As described above, we define adjusted contribution as a measure by which revenue generated from our marketers exceeds the cost to obtain the purchase data and the digital advertising space from our partners. Adjusted contribution demonstrates how incremental revenue on our platforms generates incremental amounts to support our sales and marketing, research and development, general and administration and other investments. Adjusted contribution is calculated by taking our total revenue less our Partner Share and other third-party costs exclusive of deferred implementation costs, which is a non-cash cost. Adjusted contribution does not take into account all costs associated with generating revenue from advertising campaigns, including sales and marketing expenses, research and development expenses, general and administrative expenses and other expenses, which we do not take into consideration when making decisions on how to manage our advertising campaigns. While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that adjusted contribution is the financial performance measure that, in our assessment, represents one of the two most important performance measures used by us to link compensation actually paid to our PEOs and other NEOs, for the most recently completed fiscal year, to our performance. We use adjusted contribution when setting goals in our short-term incentive compensation program, as well as for setting goals for the performance-based RSUs awards that are granted to our PROs and other NEOs. As described in more detail in "Executive Compensation – Compensation Discussion and Analysis," we target that approximately 1% of the value of total compensation awarded to our PEOs and other NEOs consists of amounts determined under our short-term incentive compensation program and approximately 85% of the value of total compensation awarded to our PEOs and other NEOs is to be comprised of equity awards, including restricted stock unit awards, performance-based restricted stock unit awards and stock options.

Compensation Actually Paid vs. Company Adjusted Contribution
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
$(15,000,000)
Compensation Actually Paid
$240
$200
$160
$120
$80
$40
Adjusted Contribution (in millions)
12/31/20
12/31/21
12/31/22
12/31/23
PEO - Lynne Laube
PEO - Karim Temsamani
Average for Non-PEO NEOs
Adjusted Contribution

Compensation Actually Paid and Adjusted EBITDA
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Temsamani and Ms. Laube, and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Temsamani and Ms. Laube) is generally aligned with our adjusted EBITDA over the four years presented in the table. As described above, we define adjusted EBITDA as our net loss before income tax benefit; interest expense, net; depreciation and amortization expense; stock-based compensation expense; foreign currency gain (loss); impairment of goodwill and intangible assets; deferred implementation costs; restructuring and reduction of force costs; acquisition and integration (benefits) costs; and change in fair value of contingent consideration.
While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that adjusted EBITDA is one of the two most important financial performance measures used by us to link compensation actually paid to our PEOs and other NEOs, for the most recently completed fiscal year, to our performance. We use adjusted EBITDA when setting goals in our short-term incentive compensation program, as well as for setting goals for the performance-based RSU awards that are granted to our PEOs and other NEOs. As described in more detail in "Executive Compensation – Compensation Discussion and Analysis," we target that approximately 1% of the value of total compensation awarded to our PEOs and other NEOs consists of amounts determined under our short-term incentive compensation program and approximately 85% of the value of total compensation awarded to our PEOs and other NEOs is to be comprised of equity awards, including restricted stock unit awards, performance-based restricted stock unit awards, and stock options.

Compensation Actually Paid vs. Company Adjusted EBITDA
Compensation Actually Paid
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
$(15,000,000)
Adjusted EBITDA (in millions)
$12
$0
$-12
$-24
$-36
$-48
12/31/20
12/31/21
12/31/22
12/31/23
PEO - Lynne Laube
PEO - Karim Temsamani
Average for Non-PEO NEOs
Adjusted EBITDA

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, our cumulative TSR over the four-year period presented in the table was (53%), while the cumulative TSR of the peer group presented for this purpose, the Nasdaq Composite Index, was (47%) over the four years presented in the table. Our cumulative TSR consistently outperformed the Nasdaq Composite Index during the four years presented in the table, representing our superior financial performance as compared to the companies comprising the Nasdaq Composite Index. For more information regarding our performance and the companies that the Compensation Committee considers when determining compensation, refer to "Executive Compensation – Compensation Discussion and Analysis."

Cardlytics TSR vs. Peer Group TSR
$240.00
$200.00
$160.00
$120.00
$80.00
$40.00
$—
Cumlative TSR
2019
2020
2021
2022
2023
Period Ending
Cardlytics, Inc. Cumlative TSR
NASDAQ Composite Index Cumulative TSR

Compensation Actually Paid and Cumulative TSR of the Company
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Temsamani and Ms. Laube, and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Temsamani and Ms. Laube) is generally aligned with our cumulative TSR over the four-year period. For more information regarding the Company's performance and the companies that the Compensation Committee considers when determining compensation, refer to "Executive Compensation – Compensation Discussion and Analysis."

Compensation Actually Paid vs.Cardlytics TSR
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
$(15,000,000)
Compensation Actually Paid
Cumulative TSR
12/31/20
12/31/21
12/31/22
12/31/23
PEO - Lynne Laube
PEO - Karim Temsamani
Average for Non-PEO NEOs
Cardlytics, Inc. Cumlative TSR

All information provided above under the "Pay vs. Performance" heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate such information by reference.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned for service on our Board of Directors with respect to the year ended December 31, 2023 by our non-employee directors. Mr. Temsamani, our Chief Executive Officer, is also a member of our Board of Directors, but did not receive any additional compensation for his service as a director. Mr. Temsamani's compensation as an executive officer is set forth above in the “Executive Compensation - 2023 Summary Compensation Table."
2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
David L. Adams	$70,000	$165,002	$235,002
John V. Balen	$70,000	$165,002	$235,002
Scott Hill(2)	$15,897	$116,875	$132,772
Jessica Jensen	$40,000	$165,002	$205,002
Jack Klinck	$51,848	$165,002	$216,850
Aimée Lapic	$45,000	$165,002	$210,002
Alex Mishurov(3)	$—	$—	$—
Chris Suh(4)	$25,000	$165,002	$190,002
Tony Weisman(5)	$30,130	$165,002	$195,132
(1)This column reflects the aggregate grant date fair value of the RSU awards granted during the fiscal year as computed in accordance with ASC Topic 718 and reported as stock-based compensation in our consolidated financial statements.
(2)Scott Hill joined our Board of Directors on September 5, 2023.
(3)Alex Mishurov joined our Board of Directors on September 19, 2023. Mr. Mishurov has agreed to not receive any compensation for his service as a director through the 2025 Annual Meeting of Stockholders. If elected by our stockholders to continue as a director at the 2025 Annual Meeting of Stockholders, pursuant to our non-employee director compensation policy, Mr. Mishurov will then be entitled to receive compensation on a go-forward basis.
(4)Chris Suh resigned from our Board of Directors on July 6, 2023.
(5)Tony Weisman resigned from our Board of Directors on October 24, 2023.
(6)The table below shows the aggregate number of option awards and stock awards outstanding for each of our non-employee directors as of December 31, 2023:

Name	Option Awards (#)		Stock Awards (#)
David L. Adams	20,000	(a)	28,547	(b)
John V. Balen	—		28,547	(b)
Scott Hill	—		6,748	(c)
Jessica Jensen	—		28,547	(b)
Jack Klinck	25,000	(a)	28,547	(b)
Aimée Lapic	—		28,547	(b)
Alex Mishurov	—		—
Chris Suh	—		—
Tony Weisman	—		—
(a)Fully vested.
(b)The shares of common stock underlying this RSU award vest on May 24, 2024, subject to continued service on our Board of Directors.
(c)The shares of common stock underlying this RSU award vest on September 5, 2024, subject to continued service on our Board of Directors.

Non-Employee Director Compensation Policy
Our Board of Directors has adopted a director compensation policy for our non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director will receive an annual board service retainer of $30,000, except for the Board Chairperson who receives an annual board service retainer of $45,000. Under the policy, the chairperson of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee receive additional annual committee chairperson service retainers of $30,000, $15,000 and $15,000, respectively. Other members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee received additional annual cash retainers of $20,000, $10,000 and $10,000, respectively, for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial months of service. Under the policy, we also reimburse all reasonable out-of-pocket travel expenses incurred by non-employee directors in attending meetings of our Board of Directors or any committee thereof.
In addition to cash compensation, each non-employee director is eligible to receive RSU awards. Each continuing non-employee director as of the date of our Annual Meeting of Stockholders receives an annual grant of a RSU award with a grant date fair value of $165,000; provided that in no event will the grant exceed 11,000 shares. The RSU award will vest in full on the first anniversary of such grant date; provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors. Further, each new non-employee director who joins our Board of Directors will receive a one-time RSU award upon the date of his or her appointment or election to our Board of Directors with a grant date fair value no greater than $165,000, pro-rated based on the amount of time until the next Annual Meeting of Stockholders; provided that in no event will the grant exceed 11,000 shares or, in the event that the grant is pro-rated, more shares than would be equal to 11,000 shares on an annualized basis. The RSU award will vest in full on the first anniversary of such grant date, provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors. The share cap on both the annual RSU award for each continuing non-employee director and the one-time RSU award for each new non-employee director was implemented in October 2023 to address stockholder concerns relating to the potential dilutive effect of these non-employee director equity awards.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2023:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(#)
Plan Category
Equity compensation plans approved by security holders(1)	3,584,785	(1)	29.62	(2)	1,619,384	(3)
Equity compensation plans not approved by security holders	1,989,884		n/a		239,722	(4)
Total	5,574,669		29.62		1,859,106
(1)Includes the 2008 Stock Plan, the 2018 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan, the Dosh Holdings, Inc. 2017 Incentive Plan and the Ecinity, Inc. (Bridg) 2012 Equity Incentive Plan. On January 1 of each year, the number of shares reserved under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan is automatically increased by 5% and 1%, respectively, of the total number of shares of common stock that are outstanding as of December 31 of the previous year, or a lesser number of shares as may be determined by our Board of Directors. Accordingly, an additional 1,986,417 shares and 397,283 shares were added to the number of available shares under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan, respectively, effective January 1, 2024.
(2)Includes 961,558 stock options outstanding as of December 31, 2023, at a weighted-average exercise price of $29.62 per share, 3,318,747 shares of common stock issuable upon the vesting of outstanding RSUs and 182,469 shares of common stock issuable upon the vesting of outstanding PSUs. The RSUs and PSUs have no exercise price.

(3)Securities remaining available for future issuance under equity compensation plans include 657,826 shares of common stock available for issuance under the 2018 Employee Stock Purchase Plan and 961,558 shares of common stock available for issuance under the 2018 Equity Incentive Plan.
(4)Securities remaining available for future issuance under equity compensation plans include 239,722 shares of common stock available for issuance under the 2022 Inducement Plan as of December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 31, 2024 for:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors; and
•all of our executive officers and directors as a group.
The percentage ownership information shown in the table below is based upon 48,174,014 shares of common stock outstanding as of March 31, 2024.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of March 31, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Cardlytics, Inc., 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
5% or greater stockholders:
Entities affiliated with CAS Investment Partners, LLC(1)	6,373,676	13.2%
Entities affiliated with BlackRock, Inc..(2)	2,912,025	6.0
Named Executive Officers and Directors:
Karim Temsamani(3)	377,598	*
Amit Gupta(4)	146,092	*
Alexis DeSieno	—	*
Nick Lynton(5)	84,594	*
Andrew Christiansen	70,775	*
Andre Fernandez	—	*
Jon Francis	—	*
Scott A. Hill	—	*
Aimée Lapic	14,364	*
Jack Klinck(6)	53,593	*
Jessica Jensen	10,059	*
Alex Mishurov(7)	1,354,330	2.8
Liane Hornsey	—	*
All current executive officers and directors as a group (12 persons)	2,111,405	4.4%*
* Represents beneficial ownership of less than 1.0%
(1)Consists of 4,292,156 shares of common stock held by Sosin Master, L.P. and 2,081,520 shares of common stock owned by CSWR Partners, L.P. This information has been obtained from a Schedule 13G/A filed on March 29, 2024 by CAS Investment Partners, LLC., Sosin Master, LP, CSWR Partners, LP and Clifford Sosin. Clifford Sosin is the managing member of CAS Investment Partners, LLC, which is the investment manager of Sosin Master, L.P. and CSWR Partners, L.P. By virtue of the foregoing relationships, each of the reporting persons may be deemed to beneficially own the securities held by Sosin Master, L.P. and CSWR Partners, L.P. The address of CAS Investment Partners, LLC is 575 Lexington Avenue, Suite 12-101, New York, NY 10022.
(2)This information has been obtained from a Schedule 13G/A filed on January 26, 2024 by entities associated with BlackRock, Inc. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Includes 50,000 shares of common stock issuable upon the settlement of restricted stock unit awards within 60 days of March 31, 2024.
(4)Includes 43,750 shares of common stock issuable upon the settlement of restricted stock unit awards within 60 days of March 31, 2024.
(5)Includes (i) 27,996 shares of common stock issuable upon the settlement of restricted stock unit awards within 60 days of March 31, 2024 and (ii) 779 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2024.
(6)Includes 28,547 shares of common stock issuable upon the settlement of restricted stock unit awards within 60 days of March 31, 2024.
(7)Includes (i) 100,000 shares of common stock held directly, (ii) 35,500 shares of common stock held by family trusts and (iii) 1,218,830 shares of common stock held by KPS Fund I LP. Mr. Mishurov is the Chief Executive Officer of the investment manager of KPS Fund I LP (the "Fund"). Mr. Mishurov has investment and voting power of the shares held by the Fund and may be deemed to beneficially own the securities held by the Fund.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock (the "Reporting Persons") to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based on the Section 16(a) reports that have been filed on EDGAR, with respect to the fiscal year ended December 31, 2023, other than four late Form 4s, consisting of two forms covering two transactions by Mr. Christiansen, one form covering one transaction by Mr. Lynton and one form covering one transaction by Mr. Temsamani, all filings required to be made by the Reporting Persons were made on a timely basis.

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding advisory, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC’s rules.
Our Compensation Committee and our Board of Directors believe that our executive compensation program, as described in the section titled "Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our Compensation Committee and our Board of Directors believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.
This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
"RESOLVED, that the compensation of our Named Executive Officers, as described in the section titled "Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved."
Because this vote is non-binding and advisory, it will not be binding upon our Board of Directors or our Compensation Committee. However, our Compensation Committee will carefully consider the outcome of the vote when determining future executive compensation arrangements for our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
Advisory approval of Proposal No. 3 requires the approval of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2023, we have not been a participant to any agreement in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of any class of our voting securities at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than as described below and the compensation arrangements which are described in the sections titled "Executive Compensation" and "Director Compensation."

Cooperation Agreement
On September 19, 2023, we entered into a Cooperation Agreement (the "Cooperation Agreement") with CAS Investment Partners, LLC and certain of its affiliates (collectively, the "Investors"), which hold more than 5% of our voting securities, regarding the membership and composition of our Board of Directors and related matters. Pursuant to the Cooperation Agreement, we agreed to appoint Alex Mishurov to the Board with an initial term expiring at our 2025 Annual Meeting. In addition, we agreed to appoint Mr. Mishurov to the Nominating and Governance Committee and the Compensation Committee of the Board.
The Cooperation Agreement also includes customary standstill obligations and mutual non-disparagement provisions during the Standstill Period. Under the Cooperation Agreement, the "Standstill Period" begins on the date of the Cooperation Agreement and ends on the earlier of (i) October 1, 2024, and (ii) the date that is 30 calendar days prior to the deadline for the submission of stockholder director nominations for the 2025 Annual Meeting. The Cooperation Agreement will terminate at the end of the Standstill Period.
Under the Cooperation Agreement, if, during the Standstill Period, Mr. Mishurov resigns from the Board or is unable (due to death or disability) to, or refuses to, serve on the Board for any reason, then we and the Investors will designate a mutually agreed-upon replacement director, provided that such replacement director will not be any Investor or an affiliate, associate or employee of any Investor or any other person that files a Schedule 13D with the Securities and Exchange Commission with respect to Cardlytics. Such replacement rights will terminate upon the earlier to occur of (i) the Investors materially breaching the Cooperation Agreement, subject to a cure period, (ii) the conclusion of the Standstill Period or (iii) the Investors no longer beneficially owning at least 10% of our total outstanding voting power.
During the Standstill Period, the Investors have agreed to vote all of their shares of Cardlytics in accordance with the Board's recommendations on all proposals or business that may be the subject of stockholder action at stockholder meetings held during the Standstill Period, except (i) if either Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC recommends against the Board's recommendation for a proposal (other than with respect to director elections), the Investors may follow such alternative recommendation, and (ii) the Investors may vote in their sole discretion with respect to any publicly announced proposals required in connection with certain business combination or extraordinary transactions involving Cardlytics or in connection with the implementation of takeover defenses not in existence as of the date of the Cooperation Agreement.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Related-Person Transaction Policy
In February 2018, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related-person transactions. For purposes of our policy only, a related-person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants, in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related-person transaction, including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation, our management must present information regarding the related-person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from our employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.
One of our directors, Aimée Lapic, accepted the position as Chief Executive Officer in July 2022 with Hanna Andersson, an advertiser that spent a total of $137,998 in media fees with Cardlytics in 2023. Although Ms. Lapic has not been involved with the negotiation or execution of the agreement between Cardlytics and Hanna Andersson, consistent with our related Party Transaction Policy, our Audit Committee reviewed these matters each quarter and approved this arrangement.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, our Audit Committee, or other independent body of our Board of Directors, will consider the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to us;
•the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, our Audit Committee, or another independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
All of the transactions described above either were approved by our Audit Committee in accordance with the related-person transaction policy or were entered into prior to the adoption of the related-person transaction policy but were approved by our Board of Directors considering similar factors to those described above.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Cardlytics, Inc., Attn: Corporate Secretary, 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308 or call our office at (888) 798-5802 to speak with our Investor Relations department. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Karim Temsamani
Chief Executive Officer and Director

Atlanta, GA
April 12, 2024
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to Cardlytics' Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308.

PROXY CARD

CARDLYTICS, INC.
675 PONCE DE LEON AVENUE
SUITE 4100
ATLANTA, GA 30308-1884

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V46347-P07211 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CARDLYTICS, INC.

The Board of Directors recommends you vote FOR ALL of the nominees listed below:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andre Fernandez
02) Liane Hornsey

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	The ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
3.	Advisory vote to approve compensation of named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V46348-P07211

CARDLYTICS, INC.
Annual Meeting of Stockholders
May 23, 2024 2:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nick Lynton as proxy and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARDLYTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on May 23, 2024, at 675 Ponce de Leon Ave. NE, Suite 4100, Atlanta, GA 30308, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

APPENDIX - A
Reconciliation from GAAP Gross Profit to Adjusted Contribution (in thousands):

	Year Ended December 31,
	2023	2022	2021	2020
Revenue	$309,204	$298,542	$267,116	$186,892
Minus:
Partner Share and other third-party costs	150,578	155,507	141,273	109,308
Delivery costs	28,248	30,403	22,503	14,310
Gross Profit	130,378	112,632	103,340	63,274
Plus:
Delivery costs	28,248	30,403	22,503	14,310
Non-cash equity expense included in FI Share	—	—	—	—
Deferred implementation costs	—	—	3,785	4,598
Adjusted Contribution	$158,626	$143,035	$129,628	$82,182

Reconciliation from GAAP Net Loss to Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2023	2022	2021	2020
Net Loss	$(134,702)	$(465,264)	$(128,565)	$(55,422)
Plus:
Interest expense, net	2,336	2,556	12,563	3,048
Depreciation and amortization	26,460	37,544	29,871	7,826
Stock-based compensation expense	40,980	44,686	50,264	32,396
Acquisition, integration and divestiture (benefits) costs	(6,313)	(2,874)	24,372	—
Change in fair value of contingent consideration	1,246	(128,174)	1,374	—
Foreign currency (gain) loss	(3,304)	6,376	1,267	(1,549)
Impairment of goodwill and intangible assets	70,518	453,288	—	—
Loss on divestiture	6,550	—	—	—
Restructuring and reduction of force	—	8,139	713	1,323
Income tax benefit	—	(1,446)	(7,864)	—
Deferred implementation costs	—	—	3,785	4,598
Adjusted EBITDA	$3,771	$(45,169)	$(12,220)	$(7,780)